EXHIBIT 10.52
EXECUTION COPY
STOCK PURCHASE AGREEMENT
BY AND AMONG
PROXYMED, INC.,
COALITION AMERICA, INC.
AND
CCB ACQUISITION, LLC
DATED NOVEMBER 8, 2007

TABLE OF CONTENTS

Article I Definitions; Interpretation	1
1.1 Definitions	1
1.2 Interpretation	12
Article II Purchase and Sale of Targeted Subsidiaries Equity Interests, Closing, Purchase Price	13
2.1 Securities Purchase	13
2.2 Consideration	13
2.3 Closing	13
2.4 Closing Obligations	14
2.5 Adjustments	19
2.6 Adjustment Procedure	19
Article III Representations and Warranties Regarding Seller	20
3.1 Organization and Good Standing	20
3.2 Enforceability; Authority; No Conflict	21
3.3 Capitalization	22
3.4 Financial Statements	22
3.5 Books and Records	23
3.6 Sufficiency of Assets	23
3.7 Description of Owned Real Property	23
3.8 Description of Leased Real Property	23
3.9 Title to Assets; Encumbrances; Assets of the Business	23
3.10 Condition of Facilities	23
3.11 Accounts Receivable and Accounts Payable	24
3.12 Brokers or Finders	24
3.13 No Undisclosed Liabilities	25
3.14 Taxes	25
3.15 No Material Adverse Change	26
3.16 Employee Benefits	26
3.17 Compliance with Legal Requirements; Governmental Authorizations	30
3.18 Legal Proceedings; Orders	31
3.19 Absence of Certain Changes and Events	32
3.20 Contracts; No Defaults	33
3.21 Insurance	36
3.23 Employees	38
3.24 Labor Disputes; Compliance	39
3.25 Intellectual Property Assets	40
3.26 SEC Filings; Financial Statements	44
3.27 Shareholder Rights Agreement	45
3.28 Relationships with Related Persons	45
3.29 Solvency	45
3.30 Disclosure	46
3.31 Prior Acquisitions	46
3.32 Customers and Other Relationships	46
3.33 Residual Agreements	47
Article IV Representations and Warranties of Buyer	48
4.1 Organization and Good Standing	48
4.2 Authority; No Conflict	48
4.3 Certain Proceedings	48

i

4.4 Brokers or Finders	48
4.5 Proxy Statement	48
4.6 Financing	49
Article V Covenants of Seller Prior to Closing	49
5.1 Access and Investigation	49
5.2 Operation of the Business of Seller	49
5.3 Negative Covenant	51
5.4 Required Approvals	51
5.5 Notification	51
5.6 No Solicitation	51
5.7 Commercially Reasonable Best Effort	53
5.8 Interim Financial Statements	53
5.9 Payment of Liabilities	53
5.10 Proxy Statement; Shareholders Meeting	53
5.11 Section 338(h)(10) Election	54
5.12 Assignment and Contribution	55
5.13 Capitalization Certificate	55
Article VI Covenants of Buyer Prior to Closing	56
6.1 Required Approvals	56
6.2 Commercially Reasonable Best Effort	56
6.3 Purchase Price Financing	56
Article VII Conditions Precedent to Buyer’s Obligation to Close	56
7.1 Accuracy of Representations	56
7.2 Seller’s Performance	56
7.3 Consents	56
7.4 Additional Documents	57
7.5 No Proceedings; No Injunctions	57
7.6 No Conflict	58
7.7 Governmental Authorizations	58
7.8 Employees	58
7.9 Ancillary Agreements	58
7.10 Financing	58
Article VIII Conditions Precedent to Seller’s Obligation to Close	58
8.1 Accuracy of Representations	58
8.2 Buyer’s Performance	58
8.3 Consents	58
8.4 Additional Documents	58
8.5 No Injunctions	59
8.6 Shareholder Approval	59
Article IX Termination	59
9.1 Termination Events	59
9.2 Effect of Termination	60
Article X Additional Covenants	61
10.1 Employees and Employee Benefits	61
10.2 Payment of All Taxes Resulting from Sale of Assets by Seller	63
10.3 Network Affiliate Audit	63
10.4 Restrictions on Seller Dissolution and Distributions	63
10.5 Removing Excluded Assets	63
10.6 Tax Returns	64
10.7 Assistance in Proceedings	65
10.8 Noncompetition, Nonsolicitation and Nondisparagement	65

ii

10.9 Customer and Other Business Relationships	66
10.10 Retention of and Access to Records	66
10.11 Further Assurances	67
Article XI Indemnification	67
11.1 Survival	67
11.2 Indemnification and Reimbursement by Seller	67
11.3 Indemnification and Reimbursement by Buyer	68
11.4 Limitations on Amount	69
11.5 Time Limitations	69
11.6 Third-Party Claims	69
11.7 Other Claims	71
11.8 Indemnification in Case of Strict Liability or Indemnitee Negligence	71
Article XII General Provisions	71
12.1 Expenses	71
12.2 Public Announcements	72
12.3 Notices	72
12.4 Jurisdiction; Service of Process	73
12.5 Enforcement of Agreement	73
12.6 Waiver; Remedies Cumulative	73
12.7 Entire Agreement and Modification	73
12.8 Schedules	74
12.9 Assignments, Successors and No Third-Party Rights	74
12.10 Severability	74
12.11 Construction	74
12.12 Time of Essence	74
12.13 Governing Law	74
12.14 Execution of Agreement	74
Exhibits

Exhibit 1.1	Excluded Assets
Exhibit 2.4(a)(ii)	Form of Intellectual Property Assignment Agreement
Exhibit 2.4(a)(viii)	Form of Contribution Agreement
Exhibit 2.4(a)(xxiv)	Form of Legal Opinion of Counsel to Seller
Exhibit 5.12	Retained Liabilities
Exhibit 9.1(l)	Merrill Lynch Letter

iii

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (“Agreement”) is dated November 8, 2007, by and among CCB Acquisition, LLC, a Delaware limited liability company (“Buyer”), Coalition America, Inc., a Georgia corporation (“CAI”) and ProxyMed, Inc., a Florida corporation doing business as MedAvant (“Seller”).
RECITALS
     WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Business, which is, or will be wholly-contained in the Targeted Subsidiaries for the consideration and pursuant to the terms and conditions set forth in this Agreement;
     WHEREAS, Seller owns, directly or indirectly, all of the Equity Interests in the Targeted Subsidiaries, and
     WHEREAS, the Buyer desires to purchase, and Seller desires to sell, all of the Equity Interests in the Targeted Subsidiaries, for the consideration and pursuant to the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
     1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
     “Accounts Payable Report” is defined in Section 2.4(a)(xix).
     “Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the Seller Subsidiaries in the case of Seller as relates to the Business notwithstanding whether held by Seller or any Seller Subsidiary and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of the Business, (b) all other accounts or notes receivable of Seller and any Subsidiary, in each case as relates to the Business notwithstanding whether held by Seller or any Seller Subsidiary and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing, each as relates to the Assets.
     “Acquisition Proposal” means any proposal or offer from any Person other than CAI or Buyer relating to any direct or indirect acquisition of (A) the Business or any of the Assets, including the sale of all or any part of the Targeted Subsidiaries’ Equity Interests, the merger or consolidation of any of the Targeted Subsidiaries or the sale of the Business or any of the Assets; (B) the acquisition of more than 15% or more of the outstanding capital stock of Seller, whether directly or indirectly, through purchase, merger, consolidation, or otherwise; (C) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of Seller; or (D) any proposal or offer from any Person other than CAI or Buyer regarding any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, a proposal that would otherwise constitute an Acquisition Proposal under (B), (C) or (D) above shall not be deemed to constitute an Acquisition Proposal if such proposal specifically authorizes and permits and does not in any way restrict Seller’s sale of the Business, Targeted Subsidiaries and Assets to the Buyer and, in the case of a proposal described in (B) or (C), includes an agreement by such Person or Person making the proposal to vote all shares of Seller’s stock that it beneficially owns (as defined in the Exchange Act) in favor of the consummation of the Contemplated Transactions and this Agreement.
     “Affiliate” of a specified Person means a Person who directly, or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such specified Person.
     “Appurtenances” means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.
     “Assets” means all property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, related to, used in, or necessary to, in any way, the Business, including all net operating losses held by Seller, including any Seller Subsidiary, and the Lawson accounts receivable software system and related hardware, other than the Excluded Assets.
     “Assignment and Assumption of Lease” is defined in Section 2.4(a)(ix).
     “Associated Accounts Payable” is defined in Section 2.4(a)(xix).
     “Balance Sheet” is defined in Section 3.4.
     “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
     “Business” means the business of cost containment, including re-pricing, of medical claims among healthcare providers and insurance and other payers, including the preferred provider organization(s) operated or owned by Seller or any Seller Subsidiary, including the Targeted Subsidiaries, including all Assets.
     “Business Day” means any day other than (a) Saturday or Sunday, or (b) any other day on which banks in the State of Georgia are permitted or required to be closed.
     “Buyer” is defined in the first paragraph of this Agreement.
     “Buyer Indemnified Persons” is defined in Section 11.2.
     “CAI Termination Fee” is defined in Section 12.1(b).
     “Closing” is defined in Section 2.3.

     “Closing Date” means the date on which the Closing actually takes place.
     “COBRA” is defined in Section 3.16(f).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Confidential Information” means confidential information of any kind or nature whatsoever, whether written or oral, including financial information, trade secrets, customer lists, know-how and other proprietary information, which information is not generally available to the public.
     “Consent” means any approval, consent, ratification, waiver or other authorization.
     “Contemplated Transactions” means all of the transactions contemplated by this Agreement.
     “Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking, whether written or oral and whether express or implied and whether or not legally binding.
     “Contribution Agreement” is defined in Section 2.4(a)(viii).
     “Control” (including the terms “controlled by” and “under common control”) means the possession, directly or indirectly, or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee, executor, by contract or credit arrangement or otherwise.
     “Copyrights” is defined in Section 3.25(a)(iii).
     “Covert Release” is defined in Section 2.4(a)(xvi).
     “Damages” is defined in Section 11.2.
     “Effective Time” means 5:00 p.m., Eastern time, on the Closing Date.
     “Employment Agreements” means those employment agreements in form and substance reasonably satisfactory to Buyer and Seller, to be offered to the Key Employees.
     “Employee Leasing Agreement” is defined in Section 2.4(a)(xxii).
     “Employee Plans” is defined in Section 3.16(a).
     “Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership.
     “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

          (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);
          (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;
          (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
          (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
     The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).
     “Environmental Law” means any Legal Requirement that requires or relates to:
          (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;
          (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;
          (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;
          (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
          (e) protecting resources, species or ecological amenities;
          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;
          (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or
          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     “Epicor Agreement” is defined in Section 2.4(a)(xxv).

     “Equity Interest” means all interest in, and rights to, the equity of an entity, including capital stock, partnership interests, membership interests and all rights to, or rights to acquire Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Escrow Agent” means SunTrust Bank.
     “Escrow Agreement” is defined in Section 2.4(a)(vi).
     “Escrow Fund” is defined in Section 2.4.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “Excluded Assets” shall mean the Assets set listed on Exhibit 1.1 hereto.
     “Facilities” means any real property, leasehold or other interest in real property currently owned or operated by Seller, including any Seller Subsidiary related to, used in, or necessary to in any way, the Business, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.8. Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Sections 3.22 and 11.3, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.8.
     “Fairness Opinion” is defined in Section 2.4(a)(xi).
     “Former MR Members” is defined in Section 2.4(a)(xiii).
     “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.
     “Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement or regulations; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
     “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” means any:
          (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

          (b) federal, state, local, municipal, foreign or other government;
          (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);
          (d) multinational organization or body;
          (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or
          (f) official of any of the foregoing.
     “Ground Lease” means any long-term Lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.
     “Ground Lease Property” means any land, improvements and appurtenances subject to a Ground Lease in favor of Seller.
     “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.
     “Hazardous Material” means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
     “HIPAA” is defined in Section 3.17(b)(iv).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act, as amended from time to time.
     “Improvements” means all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.
     “Indemnified Person” is defined in Section 11.6.
     “Indemnifying Person” is defined in Section 11.6.
     “Intellectual Property Assets” is defined in Section 3.25(a).
     “Interim Balance Sheet” is defined in Section 3.4.
     “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

     “Key Employees” means those individuals to be determined by Buyer as soon as practicable after the date of this Agreement, but in no event later than December 15, 2007, to whom Buyer or CAI shall offer an Employment Agreement.
     “Knowledge” means an individual will be deemed to have Knowledge of a particular fact or other matter if:
          (a) that individual is actually aware of that fact or matter; or
          (b) a prudent individual in a similar position could be expected to know or be aware of such fact or matter, after reasonable investigation, in the course of conducting the responsibilities associated with such position.
A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above); provided, however, that with respect to Seller and each Targeted Subsidiary, Seller or such Targeted Subsidiary will be deemed to have Knowledge of a particular fact or other matter only if John Lettko, Peter Fleming, III, Gerry Hayden, Dave Reilly, Lonnie Hardin, Stacy Evans, Matt Lungen, Emily Piertzak, Eric Arnson, Eric Johnson or Ford Pearson have Knowledge of such fact or other matter (as set forth in (a) and (b) above).
     “Land” means all parcels and tracts of land in which Seller or any of the Seller Subsidiaries has an ownership interest.
     “Laurus Consent” is defined in Section 2.4(a)(iv).
     “Lease” means any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
     “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
     “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Marks” is defined in Section 3.25(a)(i).
     “Material Adverse Change” means any event, change, or effect that has occurred which has a material adverse effect upon the condition (financial or otherwise), business, results of operations, or prospects of the Targeted Subsidiaries or the Business, taken as a whole, other than events, changes, effects, conditions or circumstances resulting from or relating to (a) any change that is generally applicable to the economy or the healthcare industry, (b) changes in GAAP accounting rules and procedures or (c) compliance with the terms of, or the taking of any action expressly required by this Agreement; provided, however, that for purposes of clauses (a) and (b), to the extent that such exception does not disproportionately affect the Targeted Subsidiaries or the Business, taken as a whole. Without limiting the generality of the foregoing, a Material Adverse Change will be deemed to have occurred if, for any reason, the average monthly cash collections of the Seller (as relates to the Business) and the Targeted Subsidiaries decline by more than 20% from the average cash collections per month of the Seller (as relates to the Business) and the Targeted Subsidiaries during the twelve months ending September 30, 2007 as set forth on Schedule 3.32(d).
     “Material Consents” is defined in Section 7.3.
     “Medical Resource Member Escrow Agent” is defined in Section 2.4(a)(xiii).
     “Medical Resource Member Note” is defined in Section 2.4(a)(xiii).
     “Medical Resource Member Release” is defined in Section 2.4(a)(xiii).
     “Metropolitan Life Release” is defined in Section 2.4(a)(xx).
     “NYDTF” is defined in Section 2.4(a)(xv).
     “NYDTF Agreement” is defined in Section 2.4(a)(xv).
     “NYDTF Payoff Letter” is defined in Section 2.4(a)(xv).
     “NYDTF Release” is defined in Section 2.4(a)(xv).
     “Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
     “Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
     (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
     (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and
     (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in similar lines of business as such Person.
     “Patents” is defined in Section 3.25(a)(ii).
     “Permitted Encumbrances” is defined in Section 3.9.

     “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
     “PPO” means a preferred provider organization.
     “Proceeding” means any action, arbitration, audit, hearing, inquiry (written or oral), investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) pending, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.
     “Purchase Price” is defined in Section 2.2.
     “RCI ” is defined in Section 2.4(a)(xiv).
     “RCI Note” is defined in Section 2.4(a)(xiv).
     “RCI Note Payoff Letter” is defined in Section 2.4(a)(xiv).
     “RCI Release” is defined in Section 2.4(a)(xiv).
     “Real Property” means the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.
     “Real Property Lease” means any Ground Lease or Space Lease.
     “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
     “Related Person” means
          (a) with respect to a particular individual:
     (i) each other member of such individual’s Family (as defined below);
     (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;
     (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
     (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
          (b) With respect to a specified Person other than an individual:
     (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
     (ii) any Person that holds a Material Interest (as defined below) in such specified Person;

     (iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
     (iv) any Person in which such specified Person holds a Material Interest; and
     (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition: (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other Equity Interests representing at least ten percent (10%) of the outstanding equity securities or Equity Interests in a Person.
     “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
     “Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken: (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
     “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, investment banker, legal counsel or other representative of that Person.
     “Residual Agreements” is defined in Section 3.33.
     “Residual Recipients” is defined in Section 3.33.
     “Restricted Material Contracts” is defined in Section 2.10.
     “Retained Liabilities” is defined in Section 5.12.
     “Schedule” means a schedule to this Agreement, including, without limitation, the disclosure schedules delivered by Seller to Buyer pursuant to Article III concurrently with the execution and delivery of this Agreement.
     “SEC” means the United States Securities and Exchange Commission.
     “Section” means a section of this Agreement.

     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Seller” is defined in the first paragraph of this Agreement.
     “Seller Board Approval” means approval of, and recommendation to the Stockholders of Seller by, the board of directors of Seller of this Agreement and the Contemplated Transactions.
     “Seller Contract” means any Contract arising from, related to, used in, or necessary for, the Business (a) under which Seller or any Seller Subsidiary has or may acquire any rights or benefits, (b) under which Seller or any Seller Subsidiary has or may become subject to any obligation or liability, or (c) by which Seller or any Targeted Subsidiary or any of the Assets owned or used by Seller or any Seller Subsidiary is or may become bound.
     “Seller Employment Liabilities” is defined in Section 10.1(e)(iii).
     “Seller SEC Reports” is defined in Section 3.26(a).
     “Seller Subsidiary” means any Subsidiary of Seller, including the Targeted Subsidiaries.
     “Seller Termination Fee” is defined in Section 12.1(b).
     “Shareholder Approval” is defined in Section 8.6.
     “Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
     “Space Lease” means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.
     “Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
     “Superior Proposal” means any Acquisition Proposal not in violation of Section 5.6 that (i) relates to the acquisition of more than 50% of the outstanding shares of Seller’s capital stock, whether through purchase, merger, consolidation, or otherwise, or all or substantially all of the Assets or the Business, (ii) is not subject to any financing condition and is made by a Person who Seller’s Board of Directors has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, and (iii) is on terms that Seller’s Board of Directors determines in its good faith judgment (after receiving the advice of its financial advisor) are more favorable, from a financial point of view, to Seller’s shareholders than this Agreement and the Contemplated Transactions, taken as a whole.
     “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto relating to, or affecting in any way, the Business.
     “Targeted Subsidiaries” means all Seller Subsidiaries, whether direct or indirect, engaged in the Business, including Plan Vista Solutions, Inc. (f/k/a National Preferred Provider Network, Inc.), a New York corporation (“PSI”), National Network Services, LLC (f/k/a National Network Services, Inc.), a Delaware limited liability company (“NNS”), PlanVista Corporation (f/k/a HealthPlan Services Corporation), a Delaware corporation (“PlanVista”). Medical Resource, LLC, a Delaware limited liability company (“Medical Resource”) and National Provider Network, Inc., a Delaware corporation (“National Provider”) each, a “Targeted Subsidiary”.
     “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum, estimated, or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected, whether disputed or not, by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third Party” means a Person that is not a party to this Agreement.
     “Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
     “Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
     “Transferred Technology” means the Intellectual Property Assets included in the Assets.
     “Transition Services Agreement” is defined in Section 2.4(a)(vii).
     “WARN Act” is defined in Section 3.23(d).
     1.2 Interpretation. In this Agreement, unless a clear contrary intention appears:
               (i) the singular number includes the plural number and vice versa;
               (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement;
               (iii) reference to any gender includes each other gender;

               (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
               (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
               (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
               (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or relating to such term;
               (viii) “or” is used in the inclusive sense of “and/or”;
               (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
               (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
ARTICLE II
PURCHASE AND SALE OF TARGETED SUBSIDIARIES
EQUITY INTERESTS, CLOSING, PURCHASE PRICE
     2.1 Securities Purchase. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the Equity Interests of the Targeted Subsidiaries.
     2.2 Consideration. Subject to adjustment as set forth herein, the consideration for the Equity Interests of the Targeted Subsidiaries (the “Purchase Price”) will be Twenty Three Million Five Hundred Thousand dollars ($23,500,000). At the Closing, the Purchase Price shall be delivered by Buyer to Seller as set forth in Section 2.4(b). The Purchase Price will be increased or decreased pursuant to the final determination of the Final Purchase Price pursuant to Section 2.5 and Section 2.6, which shall be paid in accordance with Section 2.6.
     2.3 Closing. The consummation of the purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Morris, Manning & Martin, LLP, at 3343 Peachtree Road, Atlanta, Georgia 30326, commencing at 10:00 a.m. (local time) on a date to be specified by Buyer or Seller no later than three (3) Business Days after all of the closing conditions set forth in Article VII and Article VIII have been satisfied or waived (if waivable), but in no event later than April 15, 2008, unless Buyer and Seller otherwise agree. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article IX (Termination).
     2.4 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
          (a) Seller shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:
               (i) the certificates representing all of the Equity Interests of each Targeted Subsidiary, endorsed in blank or accompanied by a duly executed stock power;
               (ii) assignments of all Intellectual Property Assets owned by Seller that are related to, used in or necessary for, the Business and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.4(a)(ii) executed by Seller;
               (iii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer, in each case that relates to the Business as Equity Interests, and its legal counsel and executed by Seller;
               (iv) a payoff letter and consent (the “Laurus Consent”) executed by Laurus Master Fund, Ltd., Seller and Buyer in form and substance reasonably satisfactory to Buyer, releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, liability or Encumbrance, under the Security and Purchase Agreement, dated as of December 6, 2005, as amended, by and among the Laurus Master Fund, Ltd., Seller, ProxyMed Transaction Services, LLC, PlanVista, PSI, NNS, Medical Resource and National Provider, and all other notes and transaction documents executed in connection therewith, in each case, upon the payment to Laurus Master Fund, Ltd. (or its designee) made pursuant to Section 2.4(b)(i)(L) below;
               (v) [Reserved];
               (vi) an escrow agreement in the form reasonably satisfactory to the parties hereto, in accordance with the terms of this Agreement, other than any changes that are reasonably required by the Escrow Agent, executed by Seller and the Escrow Agent (the “Escrow Agreement”);
               (vii) a transition services agreement in the form reasonably satisfactory to the parties hereto, executed by Seller and Buyer (the “Transition Services Agreement”);
               (viii) a contribution and assignment and assumption agreement in the form of Exhibit 2.4(a)(viii), executed by each Targeted Subsidiary and Seller (the “Contribution Agreement”);
               (ix) for each interest in Real Property identified on Schedule 3.8, an Assignment and Assumption of Lease in the form reasonably satisfactory to the parties hereto, executed by Seller and/or the appropriate Targeted Subsidiary (the “Assignment and Assumption of Lease”);

               (x) a copy of the fairness opinion delivered to the Seller by Cain Brothers & Company, LLC (the “Fairness Opinion”);
               (xi) a certificate executed by Sellers as to the accuracy of their representations and warranties, as of the date of this Agreement, and as of the Closing, in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;
               (xii) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body; and
               (xiii) either (A) a release (the “Medical Resource Member Release”) executed by each former member of Medical Resource listed as a Payee (as defined in the Medical Resource Member Note) on Exhibit A (the “Former MR Members”) to the Promissory Note dated October 10, 2006 (the “Medical Resource Member Note”), in the original aggregate principal amount of $1,000,000, in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets (without any condition or payment obligation) from any and all debt, obligation, liability or Encumbrance, including under the Medical Resource Member Note or otherwise or (B) a payoff letter (the “Medical Resource Member Note Payoff Letter”) from the Former MR Members with respect to any outstanding indebtedness of Seller and any Seller Subsidiary under the Medical Resource Member Note in form and substance satisfactory to Buyer, releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, liability or Encumbrance, under the Medical Resource Member Note or otherwise upon the payment to the escrow agent named in the Medical Resource Member Note (the “Medical Resource Member Note Escrow Agent”) made pursuant to Section 2.4(b)(i)(A) below;
               (xiv) either (A) a release (the “RCI Release”) executed by Residential Health Care, Inc. (“RCI”) in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets (without any condition or payment obligation) from any and all debt, obligation, liability or Encumbrance, including under the Promissory Note dated October 10,2006 (the “RCI Note”), in the original aggregate principal amount of $ 1,000,000 or (B) a payoff letter (the “RCI Note Payoff Letter”) from RCI with respect to any outstanding indebtedness of Seller and any Seller Subsidiary under the RCI Note in form and substance satisfactory to Buyer, releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, liability or Encumbrance, under the RCI Note or otherwise upon the payment to RCI made pursuant to Section 2.4(b)(i)(B) below;
               (xv) either (A) a release (the “NYDTF Release”) executed by the State of New York Department of Taxation and Finance (the “NYDTF”) in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets (without any condition or payment obligation) from any and all debt, obligation, liability or Encumbrance, including under the Installment Payment Agreement executed by the NYDTF as of August 30, 2005 and by PlanVista Solutions, Inc., as of September 2, 2005 (the “NYDTF Agreement”) or (B) a payoff letter (the “NYDTF Payoff Letter”) from the NYDTF with respect to any outstanding obligations or indebtedness of Seller and any Seller Subsidiary under the NYDTF Agreement in form and substance satisfactory to Buyer, releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, liability or Encumbrance, under the NYDTF Agreement or otherwise upon the payment to NYDTF made pursuant to Section 2.4(b)(i)(C) below;
               (xvi) a release (the “Covert Release”) executed by Robert J. Covert in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, Liability or Encumbrance, including pursuant to the obligations set forth on Schedule 3.23(b) and under the R.E. Harrington, Inc. Deferred Compensation Agreement dated May 15, 1987, by and between R.E. Harrington, Inc. and Robert J. Covert and the R.E. Harrington, Inc. Split-Dollar Agreement dated May 15, 1987, by and between R.E. Harrington, Inc. and Robert J. Covert;
               (xvii) a release (the “Perkins Release”) executed by Robert Perkins, Wallace Perkins and/or Richard Perkins in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, Liability or Encumbrance, including the obligations set forth on Schedule 3.23(b);
               (xviii) a release (the “Medical Benefits Release”) executed by the Persons set forth on Schedule 3.23(b) in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, Liability or Encumbrance, including pursuant to the obligations set forth on Schedule 3.23(b);
               (xix) a true and accurate report (the “Accounts Payable Report”) listing the accounts payable of the Targeted Subsidiaries and the Business as of the Closing Date, including the Persons to whom such payables are owed and the amount owed to each such Person. The report shall designate all accounts payable, including accrued expenses, owed as of the Closing Date (whether or not then payable) to any and all vendors, PPO networks and brokers, as well as all marketing fees and sales commissions, in each case arising from or applicable to cash collected by Seller or any Seller Subsidiary (or other settlements of accounts receivable) during periods on and prior to the Closing Date, including marketing fees, broker fees and PPO fees not reflected as accounts payable applicable to cash that has not been applied but which would be included in accounts payable had the cash receipts been applied (such accounts payable are referred to as the “Associated Accounts Payable”) and a certificate executed by Seller’s Chief Executive Officer and Chief Financial Officer certifying that the Accounts Payable Report is true and correct and that all cash collected has been applied to the proper account. Such Accounts Payable Report shall be computed consistent with the calculation of accounts payable and accrued expenses used in connection with the calculation of Target Net Working Capital;
               (xx) a release and consent to assignment (the “Metropolitan Life Release”) executed by Metropolitan Life Insurance Company in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets (without any condition or payment obligation) from any and all debt, obligation, liability or Encumbrance under the Office Lease dated January 9,2002, between Metropolitan Life Insurance Company and Plan Vista Corporation (with respect to the office located at 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607) and consenting to the assignment of such lease to

Seller, together with such other consents as may be required in connection with such assignment, including any consents required by any sublease of such Facility;
               (xxi) an estoppel certificate executed on behalf of each landlord of each Lease included in the Assets or to which any Targeted Subsidiary is a party, dated as of a date not more than 15 days prior to the Closing Date, in form and substance satisfactory to Buyer;
               (xxii) if the Closing Date is on or prior to December 31, 2007, an employee leasing agreement in the form and substance reasonably satisfactory to the Buyer and Seller, executed by Seller (the “Employee Leasing Agreement”);
               (xxiii) an opinion of Foley & Lardner, LLP dated the Closing Date, in the form of Exhibit 2.4(a)(xxiii);
               (xxiv) a release executed by the Person set forth on Schedule 2.4(a)(xxiv) in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, liability or Encumbrance with respect to overpayments made by such Person, or refunds or other amounts owed (or otherwise agreed to be paid or provided) by Seller or any Seller Subsidiary to such Person;
               (xxv) an agreement executed by Epicor Software Corporation in form and substance satisfactory to Buyer pursuant to which CAI is granted a license to access and use Seller’s software and database (the “Epicor Agreement”) following the Effective Time for a period of at least two (2) years;
               (xxvi) a release (the “Parker Release”) executed by Robert Parker in form and substance satisfactory to Buyer unconditionally and irrevocably releasing Buyer, CAI, the Targeted Subsidiaries and the Assets from any and all debt, obligation, Liability or Encumbrance, including the obligations set forth on Schedule 3.23(b);
     (b) Buyer shall deliver to Seller:
          (i) the following payments, which shall not exceed, in the aggregate, the Purchase Price, by bank wire transfer of immediately available funds as follows:
               (A) in the event Seller does not deliver to Buyer the Medical Resource Member Release duly executed by each of the Former MR Members, to the Medical Resource Member Note Escrow Agent the amount set forth in (or calculated pursuant to), and pursuant to the wire transfer instructions set forth in, the Medical Resource Member Note Payoff Letter;
               (B) in the event Seller does not deliver to Buyer the RCI Release duly executed by RCI, to RCI the amount set forth in (or calculated pursuant to) the RCI Note Payoff Letter;
               (C) in the event Seller does not deliver to Buyer the NYDTF Release duly executed by the NYDTF, to the NYDTF the amount set forth in the NYDTF Payoff Letter;
               (D) in the event that prior to Closing Seller has not paid in full to all states, including the State of New York, all income, franchise, business corporation or other comparable tax liability (including with respect to New York pursuant to NYDTF tax Form CT-3) for periods through the Closing Date, to each state to which such taxes are owed (whether or not then due and payable) an amount equal to the full amount of such unpaid taxes as determined by mutual agreement of Buyer and Seller;
               (E) to Robert Perkins, or his designee, the amount required to be paid, if any, pursuant to the Perkins Release;
               (F) to Robert Parker, or his designee, the amount required to be paid, if any, pursuant to the Parker Release;
               (G) to each Person listed on Schedule 2.4(a)(xiii), or his or her respective designee, the amount required to be paid, if any, pursuant to the Medical Benefits Release;
               (H) to the Persons set forth on the Accounts Payable Report the full amount of the Associated Accounts Payable;
               (I) to Robert J. Covert, or his designee, the amount required to be paid, if any, pursuant to the Covert Release;
               (J) to the Person set forth in Schedule 2.4(a)(xxiv), the amount payable at or after Closing to such Person pursuant to the release set forth described in Section 2.4(a)(xxiv) (other than credits or discounts provided to such Person reflected in the adjustment to the Purchase Price pursuant to the second sentence of Section 2.5);
               (K) to the Escrow Agent Three Million Dollars ($3,000,000.00) (the “Escrow Fund”) to be held pursuant to the Escrow Agreement;
               (L) to Laurus Master Fund, Ltd., an aggregate amount equal to the amount that Laurus Master Fund, Ltd. is willing to accept as payment in full for the release and other obligations and agreements contemplated in and pursuant to the terms of the Laurus Consent;
               (M) the balance of the Purchase Price, if any (such balance being obtained by subtracting the amounts paid pursuant to Sections 2.4(b)(i)(A) -(L) from the Purchase Price) to Seller;
          (ii) the Escrow Agreement, executed by Buyer and the Escrow Agent;
          (iii) the Assignment and Assumption Agreement of Lease executed by Buyer;
          (iv) the Transition Services Agreement executed by Buyer;
          (v) the Contribution Agreement executed by Buyer;
          (vi) if the Closing occurs on or before December 31, 2007, the Employee Leasing Agreement executed by Buyer;
          (vii) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with

Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and
          (vii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.
     2.5 Adjustments. The Purchase Price will be increased or decreased as set forth in this Section 2.5 and Section 2.6. Further, the Purchase Price to be paid at Closing will be reduced on a dollar for dollar basis by an amount equal to the aggregate amount of any credit against or discount to future invoices of Buyer or the Targeted Subsidiaries for obligations that arose prior to the Closing in favor of the Person set forth in Schedule 2.4(a)(xxiv) or any other Person Affiliated with such Person (including any such credit or discount to future invoices or charges required by the release described in Section 2.4(a)(xxiv)). Seller shall deliver to Buyer a customer statement showing all activity on such Person’s account, including a detailed listing of all credits and discounts to be provided to such Person or its Affiliates. Seller shall deliver to Buyer a balance sheet prior to Closing, including a good faith estimate draft at least three (3) Business Days prior to the Closing Date, at and as of the Closing Date (the “Closing Date Balance Sheet”), which shall include a specific line item for Accounts Receivable as of the Closing Date, to determine the Net Working Capital (as defined below) of the Business as of immediately prior to the Effective Time. The term “Net Working Capital” shall mean the consolidated net working capital of the Business as of immediately prior to the Effective Time, which shall mean the sum of accounts receivable, net, prepaid expenses and other current assets minus the sum of accounts payable and accrued expenses and other current liabilities, without giving effect to the Contemplated Transactions. Net Working Capital as of the Closing is estimated to be as set forth in Schedule 2.5. The individual line items included in Net Working Capital shall be calculated in accordance with GAAP. The term “Target Net Working Capital” shall mean $5,837,000.
     2.6 Adjustment Procedure.
          (a) Within 150 days following the Closing Date, Buyer shall recalculate the Net Working Capital as of the Closing Date (the “Final Net Working Capital”), (x) without giving effect to the Contemplated Transactions except as set forth on Schedule 2.5. and (y) omitting from accounts receivable any Accounts Receivable that are not actually collected (after making commercially reasonable efforts to collect such receivables in accordance with CAI’s normal collection policies) between the Closing Date and the date that is 145 days following the Closing Date and omitting from the accrued expenses the related commissions payable for such omitted Accounts Receivable, and notify in writing the Seller of such Final Net Working Capital. Final Net Working Capital shall be calculated pursuant to the formula set forth in Schedule 2.5 hereto and such calculations shall be set forth in the notice to Seller in reasonable detail consistent with Schedule 2.5. Except as set forth on Schedule 2.5, the individual line items included in Final Net Working Capital shall be calculated in accordance with GAAP. Buyer shall provide the Seller with access to such working papers used by Buyer or its representatives or agents (including, without limitation, all accountants) to determine the Final Net Working Capital, as the Seller shall reasonably request. Thirty (30) days following the delivery of the Final Net Working Capital (or if the Seller has an objection to the Final Net Working Capital amount, within five Business Days after the final resolution of such objection as set forth in subsection (b) below if later than such date), the Purchase Price shall be recalculated such that the Purchase Price will be (i) increased by an amount equal to the excess of the Final Net Working Capital or the Net Working Capital resulting from subsection (b) below, as the case may be over Target Net Working Capital, if any, or (ii) decreased by an amount equal to the excess of the Target Net Working Capital over the Final Net Working Capital or the Net Working Capital resulting from subsection (b) below, as the case may be (the Purchase Price, as adjusted pursuant to the foregoing formula is referred to as the “Final Purchase Price”). At such time as the Final Purchase Price is calculated pursuant to the immediately preceding sentence, (i) the Seller shall pay to Buyer the amount, if any, by which the Final Purchase Price is less than the Purchase Price or (ii) Buyer shall pay to the Seller, by depositing such amount in the Escrow Fund (as if such payment were additional Purchase Price) an amount, if any, by which the Final Purchase Price exceeds the Purchase Price.
          (b) The Seller shall notify Buyer, in writing, within thirty (30) days after receipt of notification of the Final Net Working Capital, of any objections thereto, setting forth in such notice a statement describing such objections (an “Objection Notice”). If the Seller does not deliver an Objection Notice within such thirty (30) day period, then the Final Net Working Capital shall be deemed final and conclusive and binding upon each of the parties hereto for the purposes of determining the dollar amounts therein. Buyer and the Seller shall use commercially reasonable best efforts to resolve any such objection and to agree upon the definitive Net Working Capital to be used to calculate the Final Purchase Price. If within ten (10) days after Buyer’s receipt of an Objection Notice, the parties have not resolved such objections and agreed upon the definitive Final Net Working Capital, Buyer and the Seller shall select Ernst & Young, LLP, to resolve any remaining objections (the “Firm”) (or such other national accounting firm as the Parties shall mutually agree). Buyer and the Seller shall cause such Firm, within twenty (20) days after its selection, to resolve such disagreement and to prepare the definitive Net Working Capital to be used to calculate the Final Purchase Price, which resolution and definitive Net Working Capital will be conclusive and binding upon the parties hereto. The Firm’s determination will be calculated in a manner consistent with, and using the same methodology set forth in Schedule 2.5 and this Section 2.6. If the parties submit any unresolved objections to the Firm for resolution as provided in this Section 2.6(b), the fees and expenses of the Firm shall be borne by the party whose assertion of Net Working Capital differs most from the Firm’s determination of Net Working Capital.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
     Seller represents and warrants, to Buyer as follows:
     3.1 Organization and Good Standing.
          (a) Schedule 3.1 (a) contains a complete and accurate list of each Targeted Subsidiary’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Each Targeted Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts to which it is a party. Each Targeted Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified has not resulted, and would not reasonably be expected to result, in a material Adverse Change.
          (b) Complete and accurate copies of the Governing Documents of each Targeted Subsidiary, as currently in effect, are attached to Schedule 3.l(b).
          (c) Except as set forth in Schedule 3.l(c), no Targeted Subsidiary has any Subsidiaries and does not own any shares of capital stock or other securities of any other Person.

     3.2 Enforceability; Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms except to the extent that enforceability hereof may be limited by bankruptcy, insolvency, reorganization and other similar laws effecting the enforcement of creditors’ rights generally and by general principles of equity. Upon the execution and delivery by Seller of the Escrow Agreement and each other agreement to be executed or delivered by the Seller at the Closing (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws effecting the enforcement of creditors’ rights generally and by general principles of equity. The Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s board of directors and, prior to the Closing Date, Seller’s shareholders.
          (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
               (i) Breach (A) any provision of any of the Governing Documents of Seller or any Targeted Subsidiary or (B) any resolution adopted by the board of directors or the shareholders of Seller or any Targeted Subsidiary;
               (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Seller, or any of the Assets, may be subject;
               (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or any of the Targeted Subsidiaries or that otherwise relates to the Assets or to the Business;
               (iv) cause Buyer, the Targeted Subsidiaries or the Assets, to become subject to, or to become liable for the payment of, any Tax;
               (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; or
               (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.
          (c) Except as set forth in Schedule 3.2(c), neither the Seller nor any Targeted Subsidiary is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the
Contemplated Transactions.

          (d) Seller has taken all action necessary to exempt this Agreement and the transactions contemplated hereby from the restrictions on “affiliated transactions” and “control-share acquisitions” contained in Sections 607.0901 and 607.0902 of the Florida Business Corporation Act, and, accordingly, neither such section nor any other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.
     3.3 Capitalization. The information set forth in the Capitalization Certificate will be true and correct as of the Effective Time (prior to giving effect to the Contemplated Transactions. Seller is and will be on the Closing Date and the Effective Date, the record and beneficial owner and holder of all of the Equity Interests of each of the Targeted Subsidiaries, and as of the Closing Date and the Effective Date, such Equity Interests will be held free and clear of all Encumbrances. Except as set forth on Schedule 3.3, there are no Contracts relating to the issuance, sale or transfer of any Equity Interests or other securities of any of the Targeted Subsidiaries, all of which Contracts on Schedule 3.3 shall be cancelled on or prior to the Closing Date with no further obligations to any Targeted Subsidiary, the Buyer or CAI. None of the outstanding equity securities of any Seller was issued in violation of the Securities Act or any other Legal Requirement. All Equity Interests of each Targeted Subsidiary have been duly authorized and are validly issued and outstanding. And upon delivery to Buyer at the Closing of certificates representing the Equity Interests of the Targeted Subsidiaries (the “Targeted Shares”), duly endorsed by Seller for transfer to Buyer, and upon Seller’s receipt of payment therefore, valid title to the Targeted Shares will pass to Buyer free and clear of any Encumbrances. As of the Closing and immediately thereafter, the Targeted Shares shall constitute all of the issued and outstanding Equity Interests of each Targeted Subsidiary, will be duly authorized, validly issued and non-assessable and will have been issued free and clear of any preemptive or similar rights. Each Targeted Subsidiary has no outstanding (1) stock or securities convertible or exchangeable for any of its Equity Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Equity Interests, or (2) any stock appreciation rights or phantom stock or similar plans or rights. There are no (i) outstanding obligations of any Targeted Subsidiary (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, or (ii) voting trusts, proxies or other agreements among any Targeted Subsidiary’s equity holders with respect to the voting or transfer of such Targeted Subsidiary’s Equity Interests.
     3.4 Financial Statements. Seller has delivered to Buyer: a balance sheet of the Targeted Subsidiaries reflecting the Business as of December 31, 2006 (the “Balance Sheet”), and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended and a balance sheet of the Targeted Subsidiaries reflecting the Business as of September 30,2007, (the “Interim Balance Sheet”), and the related statements of income, changes in shareholder’s equity and cash flows for the nine month period then ended. Such financial statements fairly present (and the financial statements delivered pursuant to Section 2.5 and Section 5.8 will fairly present) the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Business as at, of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, solely for the Interim Balance Sheet and the related statements of income, changes in shareholders’ equity and cash flows for the nine month period ended September 30,2007, to normal recurring year end adjustments and the absence of notes, none of which adjustments will be material. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller. Seller also has delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

     3.5 Books and Records. The books of account and other financial Records of Seller related, directly and indirectly, to the Business, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of Seller and each Targeted Subsidiary, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders (or members), the board of directors and committees of the board of directors of Seller and each Targeted Subsidiary, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.
     3.6 Sufficiency of Assets. Except as set forth in Schedule 3.6, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller or any Seller Subsidiaries and all of the Assets related to, used in or necessary for, the Business. Except as set forth in Schedule 3.6, all of the Business is conducted by the Targeted Subsidiaries. As of the Effective Time, all of the Business shall be conducted by the Targeted Subsidiaries. Set forth on Schedule 3.6 is the identity of each PPO in the Business and the corporate owner of such PPO.
     3.7 Description of Owned Real Property. None of the Seller nor any Targeted Subsidiary own or has ever owned any Real Property and no Real Property is included in the Assets.
     3.8 Description of Leased Real Property. Schedule 3.8 contains a description, including street and mailing address, of the real property (“Real Property”) in which (a) Seller or any Seller Subsidiary has a leasehold interest related to the Business or (b) any Targeted Subsidiary has a leasehold interest, and an accurate description (by location, name of lessor, date of Lease and term expiration date) of all Real Property Leases, including all amounts owed pursuant to such Real Property Leases.
     3.9 Title to Assets; Encumbrances; Assets of the Business. The Targeted Subsidiaries own, or prior to the Effective Time, will own, good and transferable title to all of the Assets, free and clear of any Encumbrances other than those described in Schedule 3.9 (“Encumbrances”). Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Encumbrances other than those identified on Schedule 3.9 as acceptable to Buyer (“Permitted Encumbrances”). All assets of the Targeted Subsidiaries, including all Assets, are, and when transferred to Buyer pursuant to this Agreement and the Contribution Agreement, will be, free and clear of any Encumbrances other than Permitted Encumbrances. Set forth on Schedule 3.9 are all of the Assets that will be transferred to the Targeted Subsidiaries pursuant to the Contribution Agreement. All Targeted Subsidiaries shall be debt free as of the Effective Time and the Closing.
     3.10 Condition of Facilities.
          (a) Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller.
          (b) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.10(b), all Tangible Personal Property used in the Business is owned by and in the possession of a Targeted Subsidiary.
     3.11 Accounts Receivable and Accounts Payable.
          (a) All Accounts Receivable relating to the Business, including Accounts Receivable relating to the Seller Contracts, are reflected on the Balance Sheet, the Closing Date Balance Sheet or the Interim Balance Sheet, are included in the Assets and represent or, in the case of the Closing Date Balance Sheet, will represent, valid obligations arising from sales actually made or services actually performed by Seller or any Targeted Subsidiary in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the Closing Date Balance Sheet (which reserves are adequate and calculated consistent with past practice. Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within one hundred forty-five (145) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the claim level detail and aging of each such Account Receivable. The supplement to Schedule 3.11, which will be delivered at the Closing, contains a complete and accurate list of all Accounts Receivable as of the Closing Date, which list sets forth the claim level detail and aging of each such Account Receivable. All cash collections have been posted to the correct detailed customer Accounts Receivable.
          (b) The Accounts Payable Report will be a true and accurate report listing the accounts payable of the Targeted Subsidiaries and the Business as of the Closing Date. The report will correctly and accurately designate all Associated Accounts Payable arising from or applicable to cash collected by Seller or any Seller Subsidiary (or other settlements of accounts receivable) during periods on and prior to the Closing Date, including marketing fees, broker fees and PPO fees not reflected as accounts payable applicable to cash that has not been applied but which would be included in accounts payable had the cash receipts been applied. All cash collected by Seller or the Targeted Subsidiaries relating to the Business has been applied to the proper account in Seller’s or Targeted Subsidiaries’ ledgers.
     3.12 Brokers or Finders. Except as set forth on Schedule 3.12, neither Seller nor any Targeted Subsidiary nor any of their respective Representatives have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Assets or the Contemplated Transactions.

     3.13 No Undisclosed Liabilities. Except as set forth in Schedule 3.13, the Targeted Subsidiaries have no Liability, including accrued customer refunds, except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of the Business since the respective dates thereof, which are fully reflected in the Closing Date Balance Sheet. Each Targeted Subsidiary is not a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to the Liabilities, obligations, indebtedness or commitments (whether accrued, absolute, contingent or otherwise) of any other Person. Each Targeted Subsidiary has made no loans to shareholders or members of the Seller or any Targeted Subsidiary. There are no express warranties provided, and no warranty claims, in respect of services or other products sold by each Targeted Subsidiary. There are no pending or threatened claims by any Person (whether based on contract or tort and whether relating to damages or economic loss) arising from services or products sold by each Targeted Subsidiary or otherwise relating to the Business.
     3.14 Taxes.
          (a) Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed by Seller or the Seller Subsidiaries pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller or the Seller Subsidiaries are true, correct and complete. Seller or the Seller Subsidiaries have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns, including Taxes that accrue by reason of the making of the Section 338(h)(10) election pursuant to Section 5.11 hereof, or otherwise, or pursuant to any assessment received by Seller or any Seller Subsidiary, except such Taxes, if any, as are listed in Schedule 3.14(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. Except as provided in Schedule 3.14(a), neither Seller nor any Seller Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or, to the Knowledge of Seller, is expected to be made by any Governmental Body in a jurisdiction where neither Seller nor any Seller Subsidiary files Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax by Seller or any Seller Subsidiary, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.
          (b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of, and Schedule 3.14(b) contains a complete and accurate list of, all Tax Returns of Seller and each Seller Subsidiary filed since December 31, 2004. The federal, state and local income or franchise Tax Returns of Seller and each Seller Subsidiary have been audited by the IRS or relevant state or local tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2003. Schedule 3.14(b) contains a complete and accurate list of all Tax Returns of Seller and each Seller Subsidiary that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.14(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.14(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional Taxes against Seller or any Seller Subsidiary for any period for which Tax Returns have been filed by Seller or any Seller Subsidiary. There is no dispute or claim concerning any Taxes of Seller or any Seller Subsidiary either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has

Knowledge. Except as described in Schedule 3.14(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.
          (c) Proper Accrual. The charges, accruals and reserves, including in the Interim Balance Sheet and Closing Date Balance Sheet with respect to Taxes on the Records of Seller and each Targeted Subsidiary are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes. There exists no proposed tax assessment or deficiency against Seller or any Seller Subsidiary except as disclosed in the Interim Balance Sheet or in Schedule 3.14(c).
          (d) Specific Potential Tax Liabilities and Tax Situations.
               (i) Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
               (ii) Tax Sharing or Similar Agreements. Except as set forth on Schedule 3.14(d), there is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller or any Seller Subsidiary. Any Tax sharing agreement between Seller and any of the Targeted Subsidiaries will be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).
               (iii) Consolidated Group. Neither Seller nor any Targeted Subsidiary (A) has been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) other than a group the common parent of which is the Seller or (B) has any liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.
               (iv) S Corporation. None of Seller or any of the Targeted Subsidiaries is an S corporation as defined in Code Section 1361.
     3.15 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any Material Adverse Change and no event has occurred or circumstance exists that will, or could reasonably be expected to, result in such a Material Adverse Change.
     3.16 Employee Benefits.
          (a) Set forth in Schedule 3.16(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, all “nonqualified deferred compensation plans” as defined in Sections 409A(d)(l) or 3121(v)(2)(C) of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller, or any “ERISA Affiliate” of Seller (i.e., any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA), including the Targeted Subsidiaries), or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Schedule 3.16(a) identifies as such any Employee Plan that is (u) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA, (v) a multiple employer plan (as defined in Section 413(c) of the Code), (w) a “Defined Benefit Plan” (as defined in Section 414(1) of the Code), (x) a plan intended to meet the requirements of Section 401 (a) of the Code, (y) a “Multiemployer Plan” (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 3.16(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.
          (b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate), (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans, (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefore, (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three (3) preceding years, (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities, (vi) all securities registration statements filed with respect to any Employee Plan, (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three (3) most recent plan years, and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.
          (c) Except as disclosed in Schedule 3.16(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan that is a funded plan equal or exceed the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

          (d) No Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.
          (e) Neither Seller nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(l1) of ERISA or Section 412(c)(l1) of the Code, or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.
          (f) Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.
          (g) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any of its ERISA Affiliates’ employees or directors who are fiduciaries, nor the Knowledge of Seller, any other fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA with respect to such Employee Plan. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.
          (h) Each Employee Plan that is intended to be qualified under Section 401 (a) of the Code has received a favorable determination letter from the IRS, or if a prototype document, is subject to an opinion letter that may be relied upon, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter or opinion letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501 (a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended Tax consequence or to any Tax under Section 511 of the Code.
          (i) There is no pending or, to the Knowledge of Seller, threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any of its ERISA Affiliates’ employees or directors who are fiduciaries, or to the Knowledge of Seller, any other fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(1) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(1) of ERISA nor result in a violation of Section 406 of ERISA.
          (j) Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 3.16(j).
          (k) The consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller that will result in liability to CAI, the Buyer or any Targeted Subsidiary. There are no contracts or arrangements providing for payments that could subject any person to liability for Tax under Section 4999 of the Code. Buyer shall have no Liability, and Seller shall exclusively be liable, for any responsibilities, liabilities or obligations described in Section 10.1(e)(ii) or in Section 10.1(e)(iii) hereof.
          (1) Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans that will result in liability to CAI, the Buyer or any Targeted Subsidiary.
          (m) None of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans that will result in Liability to CAI, the Buyer or any Targeted Subsidiary. No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA) that will result in Liability to CAI, the Buyer or any Targeted Subsidiary. No written or oral representations have been made by Seller or the Targeted Subsidiaries, or any of their respective affiliates, to any employee or former employee of Seller concerning the employee benefits of Buyer.
          (n) With respect to any Multiemployer Plan to which Seller or any ERISA Affiliate of Seller has at any time had an obligation to contribute:
               (i) all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and
               (ii) neither Seller nor any ERISA Affiliate of Seller would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller or any ERISA Affiliate of Seller were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

          (o) With respect to any Employee Plan that is a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA (a “MEWA”), and any other MEWA to which Seller or any ERISA Affiliate of Seller has at any time had an obligation to contribute:
               (i) such MEWA has complied at all times with all applicable state laws; and
               (ii) neither Seller nor any ERISA Affiliate of Seller would be subject to any Liability under any applicable state law if, as of the date hereof, Seller or any ERISA Affiliate of Seller were to terminate its participation in such MEWA.
          (p) None of CAI, the Buyer or any Targeted Subsidiary shall have any Liability with respect to any Employee Plan after the Effective Time.
     3.17 Compliance with Legal Requirements; Governmental Authorizations.
          (a) Except as set forth in Schedule 3.17(a):
               (i) Seller, including each Targeted Subsidiary, is, and at all times since December 31, 2004, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets;
               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller, including each Targeted Subsidiary, of, or a failure on the part of Seller, including each Targeted Subsidiary, to comply with, any Legal Requirement applicable, directly or indirectly, to the Business, any Targeted Subsidiary or the Contemplated Transactions or (B) may give rise to any obligation on the part of Seller, including each Targeted Subsidiary, to undertake, or to bear all or any portion of the cost of, any remedial action of any nature applicable, directly or indirectly, to the Business, any Targeted Subsidiary or the Contemplated Transactions; and
               (iii) Seller has not received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable, directly or indirectly, to the Business, any Targeted Subsidiary or the Contemplated Transactions or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature applicable, directly or indirectly, to the Business, any Targeted Subsidiary or the Contemplated Transactions.
          (b) Schedule 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller that relates to the Business or the Assets or that is held by any Targeted Subsidiary. Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid and in full force and effect. Except as set forth in Schedule 3.17(b):
               (i) Seller and the Targeted Subsidiaries are, and at all times since December 31, 2004, have been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.17(b);
               (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.17(b);
               (iii) Neither Seller nor any Targeted Subsidiary has received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and
               (iv) The Seller, including each Targeted Subsidiary, has not violated any “Business Associate” agreement presented to Seller or any Targeted Subsidiary, by a “Covered Entity” as such terms are defined in the Standards for Privacy of Individually Identifiable Health Information (45 CFR parts 160 and 164) (the “Privacy Standards”) promulgated pursuant to 45 C.F.R. § 160.103 of the Health Information Portability and Accountability Act of 1996 (“HIPAA”), and to the Seller’s Knowledge, the Seller is not under investigation because of any violation of any business associate agreement presented to Seller or any Targeted Subsidiary by a covered entity as such terms are defined in 45 C.F.R. § 160.103 of HIPAA. The Seller and the Targeted Subsidiaries, have not been, and to the Seller’s Knowledge, none of their respective employees or contractors have been, debarred or excluded or otherwise became ineligible to participate in any state or federal health care program, convicted of a criminal offense related to the provision of healthcare items or services, or under investigation or aware of any circumstance that would give rise to an investigation related to any healthcare services or healthcare program.
               (v) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
          The Governmental Authorizations listed in Schedule 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit the Targeted Subsidiaries to lawfully conduct and operate the Business prior to, and following, the Effective Time, in the manner in which it currently conducts and operates such business and to permit the Targeted Subsidiaries to own and use the Assets in the manner in which Seller or the Targeted Subsidiaries currently owns and uses such Assets.
          3.18 Legal Proceedings; Orders.
               (a) Except as set forth in Schedule 3.18(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:
                    (i) by or against Seller or the Targeted Subsidiaries or that otherwise relates to or may affect the Business of, or any of the Assets; or
                    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Business or any of the Contemplated Transactions.

               No event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.18(a). There are no Proceedings listed or required to be listed in Schedule 3.18(a) that could have a Material Adverse Change.
          (b) Except as set forth in Schedule 3.18(b):
               (i) there is no Order to which Seller, the Targeted Subsidiaries, the Business or any of the Assets is, or within the past three (3) years has been, subject; and
               (ii) No officer, director, agent or employee of Seller or the Targeted Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
          (c) Except as set forth in Schedule 3.18(c):
               (i) Seller and each Targeted Subsidiary is, and, at all times since December 31, 2004, has been in compliance with all of the terms and requirements of each Order to which the Business or any of the Assets is or has been subject;
               (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, the Targeted Subsidiaries or any of the Assets is subject; and
               (iii) Seller has not received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, the Targeted Subsidiaries or any of the Assets is or has been subject.
          3.19 Absence of Certain Changes and Events. Except as set forth in Schedule 3.19, since the date of the Balance Sheet, Seller and the Seller Subsidiaries conducted the Business only in the Ordinary Course of Business of the Business and there has not been any:
               (a) change in the Targeted Subsidiaries’ authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of the Targeted Subsidiaries or issuance of any security convertible into such capital stock;
               (b) amendment to the Governing Documents of the Targeted Subsidiaries or, as may relate to the Business or the Contemplated Transactions, Seller;
               (c) payment (except in the Ordinary Course of Business of the Business) or increase, by Seller or the Targeted Subsidiaries of any bonuses, salaries or other compensation, in excess of $100,000 per annum per person, to any shareholder, director, officer or employee, or entry into any employment, severance or similar Contract with any director, officer or employee of Seller or any Seller Subsidiary (each, as perform services for the Business) or of any Targeted Subsidiary requiring payments by Seller or any Seller Subsidiary in excess of $100,000 per annum per person;

               (d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;
               (e) damage to or destruction or loss of any Asset, whether or not covered by insurance;
               (f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which any Targeted Subsidiary is a party or to which Seller is a party and relating to the Business, or (ii) any Contract or transaction involving a total remaining commitment by Seller or any Targeted Subsidiary (in the case of Seller relating to the Business) of at least $25,000, individually or in the aggregate;
               (g) sale, lease or other disposition of any Asset or property of Seller (in the case of any Targeted Subsidiary or Seller, relating to the Business) (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;
               (h) cancellation or waiver of any claims or rights with a value to any Targeted Subsidiary or Seller in excess of $25,000, individually or in the aggregate;
               (i) indication by any customer with revenues in excess of $25,000 since December 31, 2006, or supplier with billings in excess of $25,000 since December 31, 2006, of an intention to discontinue or change the terms of its relationship with any Targeted Subsidiary or Seller (in the case of Seller, relating to the Business);
               (j) material change in the accounting or record keeping methods used by Seller;
               (k) Contract by Seller to do any of the foregoing;
               (l) material change in personnel; or
               (m) change in allocation of resources.
     3.20 Contracts; No Defaults.
               (a) All Seller Contracts (other than Excluded Assts) are, or prior to Closing will be, held by a Targeted Subsidiary and such subsidiary will have all rights of Seller or any Seller Subsidiary thereunder. Schedule 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:
                    (i) each Seller Contract that involves performance of services by Seller, relating to the Business, or the Targeted Subsidiaries, of an amount or value in excess of Twenty-five Thousand dollars ($25,000);
                    (ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller or the Targeted Subsidiaries of an amount or value in excess of Twenty-five Thousand dollars ($25,000);
                    (iii) each Seller Contract that was not entered into in the Ordinary Course of Business of the Business and that involves expenditures or receipts of Seller in excess of Twenty-five Thousand dollars ($25,000);

                    (iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Twenty-five dollars ($25,000) and with a term of less than one year);
                    (v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;
                    (vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person, including any broker or administrative fee agreement;
                    (vii) each Seller Contract containing covenants that in any way purport to restrict the Business activity or limit the freedom of Seller or the Targeted Subsidiaries to engage in any line of business or to compete with any Person or that would limit the freedom of the Targeted Subsidiaries or Buyer to engage in any line of business or compete with any Person following the Effective Time.;
                    (viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;
                    (ix) each power of attorney of Seller that relates to the Business or the Targeted Subsidiaries that is currently effective and outstanding;
                    (x) each Seller Contract entered into other than in the Ordinary Course of Business of the Business that contains or provides for an express undertaking by Seller or the Targeted Subsidiaries to be responsible for consequential damages;
                    (xi) each Seller Contract for capital expenditures in excess of Twenty-five Thousand dollars ($25,000);
                    (xii) each Seller Contract not denominated in U.S. dollars;
                    (xiii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by the Targeted Subsidiaries or Seller other than in the Ordinary Course of Business of the Business; and
                    (xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
          Schedule 3.20(a) sets forth the parties to the Contracts, the amount of the remaining commitment of the Targeted Subsidiaries or Seller under the Contracts and the location of Seller’s office where the Contracts are located.
               (b) Except as set forth in Schedule 3.20(b), no Related Person of Seller (other than a Targeted Subsidiary) has or may acquire any rights under, and no Related Person of Seller (other than a Targeted Subsidiary) has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.

               (c) Except as set forth in Schedule 3.20(c):
               (i) each Contract identified or required to be identified in Schedule 3.20(a) is in full force and effect and is valid and enforceable in accordance with its terms;
               (ii) each Contract identified or required to be identified in Schedule 3.20(a) is assignable, to the extent necessary to transfer the rights thereto, by Seller to Buyer or the Targeted Subsidiaries as contemplated by this Agreement or the Contribution Agreement without the Consent of any other Person; and
               (iii) to the Knowledge of Seller, no Contract identified or required to be identified in Schedule 3.20(a) will upon completion or performance of the transactions contemplated herein have a Material Adverse Change.
               (d) Except as set forth in Schedule 3.20(d):
                    (i) Seller and each Targeted Subsidiary is, and at all times since December 31, 2005 has been, in compliance in all material respects with all applicable terms and requirements of each Seller Contract;
                    (ii) each other Person that has or had any obligation or Liability under any Seller Contract, and at all times since December 31, 2005, has been, in compliance in all material respects with all applicable terms and requirements of such Contract;
                    (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) has, will, or could reasonably be expected to, contravene, conflict with or result in a Breach of, or give Seller, the Targeted Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;
                    (iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets or the Business; and
                    (v) neither Seller nor the Targeted Subsidiaries have given to or received from any other Person, at any time since December 31, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Seller Contract.
               (e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller or any Targeted Subsidiary under current or completed Seller Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
               (f) Each Seller Contract has been entered into in the Ordinary Course of Business of the Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

          3.21 Insurance.
          (a) Seller has delivered to Buyer:
               (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller or any Seller Subsidiary (each, as affects the Business) or any Targeted Subsidiary is a party or under which Seller or any Targeted Subsidiary is or has been covered at any time since December 31, 2005 (in the case of Seller as relates to the Business), a list of which is included in Schedule 3.21(a);
               (ii) accurate and complete copies of all pending applications by Seller (as affects the Business) or any Targeted Subsidiary for policies of insurance; and
               (iii) any statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s or any Seller Subsidiary’s (each, as affects the Business) or any Targeted Subsidiary’s coverage or of the reserves for claims.
          (b) Schedule 3.21(b) describes:
               (i) any self-insurance arrangement by or affecting Seller or any Targeted Subsidiary, including any reserves established thereunder;
               (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller or any Targeted Subsidiary is a party or which involves the Business; and
               (iii) all obligations of Seller or any Seller Subsidiary (each, as affects the Business) or any Targeted Subsidiary to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.
          (c) Schedule 3.21(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years:
               (i) a summary of the loss experience under each policy of insurance;
               (ii) a statement describing each claim under a policy of insurance for an amount in excess of $10,000 which sets forth:
                    (A) the name of the claimant;
                    (B) a description of the policy by insurer, type of insurance and period of coverage; and
                    (C) the amount and a brief description of the claim; and
               (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.
          (d) Except as set forth in Schedule 3.21(d):

               (i) all policies of insurance to which Seller or any Seller Subsidiary (each, as affects the Business) is a party or that provide coverage to Seller (as affects the Business) or any Targeted Subsidiary:
                    (A) are valid, outstanding and enforceable;
                    (B) are issued by an insurer that is financially sound and reputable;
                    (C) taken together, provide adequate insurance coverage for the Assets and the operations of the Business and the Targeted Subsidiaries for all risks normally insured against by a Person carrying on the Business in the same location; and
                    (D) are sufficient for compliance with all Legal Requirements and Seller Contracts;
               (ii) Neither Seller nor any Targeted Subsidiary has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;
               (iii) Seller, and each Targeted Subsidiary, has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller (as affects the Business), the Targeted Subsidiaries or otherwise affects the Business; and
               (iv) Seller (as affects the Business), and each Targeted Subsidiary, has given notice to the insurer of all claims that may be insured thereby.
          3.22 Environmental Matters. Except as disclosed in Schedule 3.22:
                    (a) Seller, and each Targeted Subsidiary, is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has no basis to expect, nor has any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller or any Targeted Subsidiary has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any Targeted Subsidiary or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
                    (b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

               (c) Seller has no Knowledge of or any basis to expect, nor does it, or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller or any Targeted Subsidiary has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any Targeted Subsidiary or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.
               (d) Neither Seller, any Targeted Subsidiary nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.
               (e) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller, any Targeted Subsidiary nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller or any Targeted Subsidiary has or had an interest except in full compliance with all applicable Environmental Laws.
               (f) There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller or any Targeted Subsidiary has or had an interest, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by Seller, any Targeted Subsidiary or any other Person.
               (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Targeted Subsidiary pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any Targeted Subsidiary or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.
          3.23 Employees.
                    (a) Schedule 3.23(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of each Seller Subsidiary or Seller as relates to or performs services for the Business, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since June 30, 2006; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan. Each Targeted Subsidiary has no employee, director, independent contractor, consultant or agent.
               (b) Schedule 3.23(b) contains a complete and accurate list of the following information for each retired employee or director of Seller or any Seller Subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits (collectively, “Retiree Benefits.”) The Targeted Subsidiaries have, and as of and after the Closing Date, shall have no liabilities related to any Retiree Benefits
               (c) Schedule 3.23(c) states the number of employees who performed services for the Business or the Targeted Subsidiaries and who were terminated by Seller since December 31, 2005, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.
               (d) Neither Seller nor any Targeted Subsidiary has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller including all Subsidiaries, including the Targeted Subsidiaries, has terminated forty-one (41) employees.
               (e) To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller or the Targeted Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller or the Targeted Subsidiaries is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller, the Targeted Subsidiaries or Buyer to conduct the Business as heretofore carried on by Seller or the Targeted Subsidiaries.
     3.24 Labor Disputes; Compliance.
               (a) Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
               (b) Except as disclosed in Schedule 3.24(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2004, there has not been, there is not presently pending or existing, and to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of the Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.
     3.25 Intellectual Property Assets.
               (a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller or any Targeted Subsidiary, or used in connection with, the Business in which Seller or such Targeted Subsidiary has a proprietary interest, including:
                    (i) each Targeted Subsidiary’s and Seller’s (in the case of Seller, as relates to, or is used in connection with, the Business) name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);
                    (ii) all patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and inventions continuation-in-parts thereof and discoveries that may be patentable improvements thereto (collectively, “Patents”);
                    (iii) all registered and unregistered copyrights in both published works and unpublished works and applications for registration thereof (collectively, “Copyrights”);
                    (iv) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how (excluding all such trade secrets unrelated to the Transferred Technology), manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);
                    (v) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith (“Trademarks”);
                    (vi) all rights in mask works, including registrations and applications for registration thereof;
                    (vii) all right, title and interest in all computer software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing);
                    (viii) all rights in internet web sites and internet domain names presently used by Seller (collectively, “Net Names”);
                    (ix) Other proprietary rights;
                    (x) all income, royalties, damages and payments due at Closing or thereafter with respect to the Transferred Technology and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;
(xi) all rights to use all of the foregoing forever; and
(xii) all other rights in, to, and under the foregoing in all countries.
          (b) Schedule 3.25(b) contains a complete and accurate list and summary description, including any royalties paid, owed or received by Seller or any Targeted Subsidiary (in the case of Seller as relates to the Business), and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs subject to a value of shrinkwrap or clickwrap license agreement commonly available for less than $1,000 under which Seller or any Targeted Subsidiary (in the case of Seller, as relates to the Business) is the licensee. There are no outstanding and, to Seller’s Knowledge, no disagreements with respect to any such Contract. Neither Seller nor any Targeted Subsidiary sublicenses or makes available for use or access to any Third Party any Intellectual Property Asset. No Intellectual Property Assets owned or exclusively licensed by Seller or any Targeted Subsidiary is subject to a source code escrow agreement or source code license agreement.
          (c) (i) Except as set forth in Schedule 3.25(c), the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. A Targeted Subsidiary is, or will be as of the Closing Date, the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has or will have the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.25(c).
               (ii) Except as set forth in Schedule 3.25(c), all former and current employees of Seller or any Targeted Subsidiary (in the case of Seller, as relates to the Business) have executed written Contracts with Seller or such Targeted Subsidiary that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business. In the event any such assignment was made to Seller and relates to the Business, Seller has the right to, and shall, prior to the Closing Date, further assign such rights to a Targeted Subsidiary.
          (d) (i) Schedule 3.25(d) contains a complete and accurate list and summary description of all Patents, including all related pending applications and issued Patents.
               (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering Patent or Patent application of any Third Party.
               (iv) Except as set forth in Schedule 3.25(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way, and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

          (v) All products made, used or sold under the Patents have been marked with the proper patent notice.
          (e) (i) Schedule 3.25(e) contains a complete and accurate list and summary description of all Marks, including all related pending applications and registered Marks.
               (ii) All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
               (iii) Except as set forth in Schedule 3.25(e), no Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.
               (iv) Except as set forth in Schedule 3.25(e), to Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.
               (v) Except as set forth in Schedule 3.25(e), no Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.
               (vi) All products and materials containing a Mark bear a notice of rights (such as TM or SM designation) or the proper federal registration notice where permitted by law.
          (f) (i) Schedule 3.25(f) contains a complete and accurate list and summary description of all Copyrights.
               (ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.
               (iii) No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.
               (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.
          (g) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.
               (ii) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).

               (iii) A Targeted Subsidiary has, or, as detailed on Schedule 3.25(g), will have prior to the Closing Date, good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller or any Targeted Subsidiary. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
          (h) (i) Schedule 3.25(h) contains a complete and accurate list and summary description of all Net Names.
               (ii) All Net Names have been, or, as detailed on Schedule 3.25(h), will be prior to the Closing Date, registered in the name of a Targeted Subsidiary and are in compliance with all formal Legal Requirements.
               (iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.
               (iv) To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.
               (v) No Net Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
               (i) None of the Intellectual Property Assets, or their respective past or current uses by or through any Seller has violated or infringed upon, or is violating or infringing upon, any patent, copyright, trade secret, moral right or other proprietary right owned by any Person, whether such rights are registered or unregistered. None of the Intellectual Property Assets, or the conduct of the Business, as operated or conducted in the past or as currently operated or conducted would result in a valid basis for a claim by any Person related to invasion of privacy, right of publicity, defamation, infringement of moral rights, violation of HIPAA or any similar state laws, or any other causes of action arising out of the use, adaptation, modification, reproduction, distribution, sale, or exhibition of the Intellectual Property Assets.
               (j) To the Knowledge of Seller or any Targeted Subsidiary, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of Sellers’ proprietary rights to any of the Intellectual Property Assets.
               (k) None of the Intellectual Property Assets are owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, contractor or representative, nor does any such person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as listed on Schedule 3.25(k), the Seller and the Targeted Subsidiaries have not granted any Third Party any exclusive rights related to any Intellectual Property Assets.
               (l) No former employer of any employee or consultant of the Seller or any Targeted Subsidiary has made a claim against Seller or any Targeted Subsidiary, or against any other person, that Seller or any Targeted Subsidiary or such employee or consultant is misappropriating or violating the proprietary rights of such former employer with respect to the Intellectual Property Assets.

          (m) Except as set forth on Schedule 3.25(m), neither Seller nor any Targeted Subsidiary is a party to or bound by, and upon the consummation of the transactions contemplated by this Agreement Buyer will not be a party to or bound by (as a result of any acts or agreements of any Seller), any license or other agreement requiring the payment by Buyer of any royalty or license payment.
          (n) Without limiting any of the foregoing, none of Seller’s or any Targeted Subsidiary’s officers, directors, employees or independent contractors have disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any person other than Seller or the Targeted Subsidiary, any Trade Secrets or proprietary information with respect to the Intellectual Property Assets
          (o) Neither Seller nor any Targeted Subsidiary is and none of their respective employees are debarred or excluded or otherwise ineligible to participate in any state or Federal health care program, has not been convicted of a criminal offense related to the provision of healthcare items or services, and is not under investigation or aware of any circumstance that would give rise to an investigation related to any healthcare services or healthcare program.
     3.26 SEC Filings; Financial Statements.
          (a) Seller has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2004, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of shareholders (whether annual or special), (iv) all Reports on Form 8-K, (v) all other reports or registration statements, and (vi) all amendments, exhibits and supplements to all such reports and registration statements (collectively, the “Seller SEC Reports”). The Seller SEC Reports, including all forms, reports and documents to be filed by Seller with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Seller SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the published rules and regulations of the SEC thereunder, and (ii) did not as of the time they were filed, and in the case of such forms, reports and documents filed by Seller with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No Seller Subsidiary is subject to the periodic reporting requirements of the Exchange Act. There is no unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC or any other Governmental Entity with respect to the Seller SEC Reports.
          (b) Each of the consolidated financial statements (including any notes thereto) contained in the Seller SEC Reports was prepared in accordance with the rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each presented fairly or, in the case of Seller SEC Reports filed after the date hereof, will present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Seller and the consolidated Subsidiaries of Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been and are not expected to be material, individually or in the aggregate).
          (c) The Chief Executive Officer and Chief Financial Officer of Seller have each executed, delivered and filed with applicable Seller SEC Reports the certificates required under Section 302 and 906 of the Sarbanes-Oxley Act of 2002.

          (d) The information supplied by Seller for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Seller, (ii) the time of the Seller Shareholders Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Seller or any Subsidiary of Seller, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Seller, Seller shall promptly inform Buyer thereof. All documents that Seller is responsible for filing with the SEC in connection with the Contemplated Transactions by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
     3.27 Shareholder Rights Agreement. Neither Seller, including each Targeted Subsidiary, nor, to Seller’s Knowledge, any of its shareholders, have an effective shareholder rights agreement or any similar plan or agreement that limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, any equity or debt securities of the Targeted Subsidiaries.
     3.28 Relationships with Related Persons. Except as disclosed in Schedule 3.28, no Related Person of Seller has, or since December 31, 2005, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business or any Targeted Subsidiary. No Related Person of Seller owns, or since December 31, 2005, has owned, of record or as a beneficial owner, an Equity Interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction related to or affecting the Business or any Targeted Subsidiary, other than business dealings or transactions disclosed in Schedule 3.28, each of which has been conducted in the Ordinary Course of Business with Seller (as relates to the Business or any Targeted Subsidiary), at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with Seller or any Targeted Subsidiary with respect to the Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any entity engaged in a competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.28, no Related Person of Seller is a party to any Seller Contract with, or has any claim or right against, Seller.
     3.29 Solvency.
          (a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.
          (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

     3.30 Disclosure.
          (a) No representation or warranty or other statement made by Seller in this Agreement, any Schedule, any supplement to any Schedule, the certificates delivered pursuant to Section 2.4(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
          (b) Seller does not have Knowledge of any fact that has specific direct or indirect application to the Business (other than general economic or industry conditions) and that may materially adversely affect the Assets, Business, prospects, financial condition or results of operations of the Business that has not been set forth in this Agreement or the Schedules delivered by Seller pursuant to this Agreement.
     3.31 Prior Acquisitions. No earn-out or other contingent payments or other payment obligations are hereafter payable or outstanding in consideration of any Person’s ownership interest in the entity sold (other than payments for bona fide services) by the Seller or any Targeted Subsidiary of any operating business or the capital stock of any other Person (the acquisition agreements and all related documents relating to such acquisitions, the “Acquisition Agreements”). None of the Seller or the Targeted Subsidiaries, or to the Knowledge of the Seller, any other Person, has breached in any material respect any of the Acquisition Agreements. Except as set forth in Schedule 3.31, no claims for indemnification under such Acquisition Agreements have been made and are presently outstanding, are pending or are threatened by the Seller or a Targeted Subsidiary and no claims for indemnification have been made, are pending, or to the Knowledge of the Seller, are threatened, by any counterparty thereto. None of the Seller or any Targeted Subsidiary has any Liabilities or ongoing monetary obligations in respect of the dispositions or discontinuance of business made prior to the Closing Date.
     3.32 Customers and Other Relationships.
          (a) Schedule 3.32(a) sets forth a true and correct list setting forth the twenty-five (25) largest customers, the twenty-five (25) largest vendors, the one hundred (100) largest providers and the twenty-five (25) largest contracted networks of each Targeted Subsidiary and Seller (in the case of Seller, related to the Business) (excluding employees and independent contractors disclosed on Schedule 3.32(a)) by dollar amount for the trailing twelve-months ended September 30, 2007. There have been no significant changes to such list for the trailing twelve-months ending September 30, 2007. Except as set forth on Schedule 3.32(a), Seller has no Knowledge that the benefits of any relationship with any of the major customers or contracted networks of the Targeted Subsidiaries or Seller (in the case of Seller, related to the Business) will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement. None of Seller nor any Targeted Subsidiary has entered into any agreement or arrangements with any customer, vendor, provider or contracted networks that is outside of the Ordinary Course of Business of the Business (in the case of Seller, related to the Business) and all such arrangements entered into by Seller or any Targeted Subsidiary with customers, vendors, providers and contracted networks within the twelve (12) months prior to the Closing Date have been on terms and conditions with a view to preserving the value of the Business. No bribes, kickbacks or other improper payments have been made by or on behalf of Seller or any Targeted Subsidiary to any customer, vendor, provider, contracted networks or any Person. There have been no complaints or problems relating to services provided by Seller (related to the Business) or any Targeted Subsidiary in connection with the Business that have resulted, in the last three (3) years, in (i) reimbursements, discounts or payments in excess of $25,000 or (ii) a discontinuation of such services, nor have there been other reimbursements or discounts in excess of $25,000 relating to services provided in connection with the Business. Except as set forth on Schedule 3.32(a), no customer has requested a fee reduction, threatened termination of its relationship with Seller or the Targeted Subsidiaries, threatened a reduced tier position, claimed a refund or requested credits above such customers average for the six (6) month period prior to the date of this Agreement and the Closing Date. Set forth on Schedule 3.32(a) is a list of all affiliate networks to which Seller or any Seller Subsidiary has or had access (pursuant to valid rights thereto) since December 31, 2005 (the “Network Affiliates”), indicating the amount of accounts payable past due to each such network. There have been no material complaints or problems relating to services provided by Seller or the Targeted Subsidiaries, or any predecessor entity since December 31, 2006, and no Affiliate Network has terminated access to its network, provided a notice of termination or threatened to terminate access. There are no audits or other reviews scheduled or in process, or completed, by any Network Affiliate with respect to Seller’s or any Seller Subsidiaries’ use or access of the Network Affiliate’s PPO or other network (“Network Affiliate Audit”). Set forth on Schedule 3.32(a) is a list of adjustments in excess of $25,000 that have been made or requested since December 31, 2005 pursuant to any Network Affiliate Audit. Seller and/or the Targeted Subsidiaries have computed network payables in the Ordinary Course of Business and in accordance with the agreement between Seller (or Targeted Subsidiaries) and any Network Affiliate. No Network Affiliate has provided notice or a request for a modification to the fee schedule since December 31, 2006.
          (b) There are no claims currently, or any claims threatened or events that have occurred that could result in a customer of any Targeted Subsidiary being entitled to or receiving indemnification, refund, rebate or other Damages arising out of any act or omission of, any Seller Contract prior to the Closing Date in excess of $25,000.
          (c) A true, correct and complete summary of all of the Seller or Targeted Subsidiary direct or owned provider contracts that are used in connection with, or related to, the Business, including the number of contracts, identified by the name of the provider, the type of provider, the location by state of the provider, and in which legal entity and network they reside shall be delivered to Buyer no later than five (5) Business Days prior to the Closing Date, is. A true, correct and complete copy of all of the Seller or Targeted Subsidiary direct or owned provider contracts that are used in connection with, or related to, the Business is contained on a CD-ROM that shall be delivered to Buyer no later than five (5) Business Days prior to the Closing Date. Each such provider contract is in full force and effect.
          (d) Set forth on Schedule 3.32(d) is a true and correct schedule of the revenue of the Business from the top 50 customers of the Business (based on revenue for the 18-month period ended September 30, 2007) for each month in the 18-month period ended September 30, 2007, including the average cash collections per month of the Seller (as it relates to the Business) and the Targeted Subsidiaries for such period.
          (e) Seller has no Knowledge that the agreement set forth on Schedule 5.3(b) will be terminated after the Closing.
     3.33 Residual Agreements. Schedule 3.33 includes an accurate and complete list and description of all plans, agreements or other arrangements, and all obligations or amounts owed thereunder as of the date hereof and as of the Closing Date, pursuant to which any Person (including employees, consultants, and advisors of Seller or the Seller Subsidiaries) is entitled to receive a royalty or residual payment in connection with any Seller Contracts with healthcare providers (such Persons are referred to as “Residual Recipients” and such Seller Contracts are referred to as “Residual Agreements”). Seller has provided to Buyer a copy of all Residual Agreements. All such Residual Agreements are obligations of Seller and no Targeted Subsidiary has any Liability associated therewith. The obligations to pay amounts pursuant to the Residual Agreements expires upon the termination of the Active Employee by Seller and Buyer and its Affiliates will have no ongoing obligation to provide payments pursuant to the Residual Agreements after the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.
     4.2 Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement and the Employment Agreements, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
          (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:
          (i) any provision of Buyer’s Governing Documents;
          (ii) any resolution adopted by the board of directors or the shareholders of Buyer;
          (iii) any Legal Requirement or Order to which Buyer may be subject; or
          (iv) any Contract to which Buyer is a party or by which Buyer may be bound.
     Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.
     4.4 Brokers or Finders. Except as set forth in Schedule 4.4, neither Buyer nor any of its Representatives have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
     4.5 Proxy Statement. The information about Buyer supplied by Buyer for specific inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Seller, (ii) the time of the Seller Shareholders

Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Buyer or any Subsidiary of Buyer, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Buyer, Buyer shall promptly inform Seller thereof.
     4.6 Financing. Buyer is in receipt of debt financing letters on terms and conditions satisfactory to it for all of the financing it needs in order to fund the Purchase Price, to consummate the Contemplated Transactions and to fund the working capital requirements of the Buyer after the Closing.
ARTICLE V
COVENANTS OF SELLER PRIOR TO CLOSING
     5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Seller shall cause the Seller Subsidiaries to) (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller or Seller Subsidiaries (as relates to, is used in or is necessary for, the Business) or the Targeted Subsidiaries, personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request, each as affects the Business or the Targeted Subsidiaries; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request, each as affects the Business or the Targeted Subsidiaries; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, Assets and financial condition related to Seller, as affects the Business or the Targeted Subsidiaries, and transition planning and implementation. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property.
     5.2 Operation of the Business of Seller. Between the date of this Agreement and the Closing, with regard to the Business (directly or indirectly), Seller shall (and Seller shall cause the Targeted Subsidiaries to):
          (a) conduct the Business, including collections of Accounts Receivable and, payments of all Accounts Payable and processing of claims, only in the Ordinary Course of Business of the Business; provided, however, notwithstanding whether such actions are deemed in the Ordinary Course of Business of the Business, Seller and the Targeted Subsidiaries shall offer no discounts, rebates, off-sets or other reductions of Accounts Receivable other than the receipt of cash for such Accounts Receivable; provided, further, that Seller’s practice of netting claims by reducing amounts owed to or from a leased PPO network that is both a customer and a vendor by having only the net amount collected or paid to such leased PPO network shall be a permitted practice so long as it is consistent with past practice and in the Ordinary Course of Business of the Business;
          (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its commercially reasonable best effort to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it relating, directly or indirectly, to the Business or the Targeted Subsidiaries;
          (c) confer with Buyer prior to implementing operational decisions of a material nature relating, directly or indirectly, to the Business or the Targeted Subsidiaries;
          (d) otherwise report periodically to Buyer concerning the status of the Business, operations and finances;
          (e) make no material changes in management personnel of the Business without prior consultation with Buyer;
          (f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business;
          (g) keep in full force and effect, without amendment, all material rights relating to the Business;
          (h) comply with all Legal Requirements and contractual obligations applicable to the operations of the Business;
          (i) continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.21(a) and (b) or substantially equivalent policies;
          (j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not create, amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to, or with respect to, any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit Liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;
          (k) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and either transfer existing Governmental Authorizations of Seller, including those held by the Seller Subsidiaries, to Buyer, where permissible, or assist Buyer in obtaining new Governmental Authorizations for Buyer;
          (l) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration;
          (m) maintain all books and Records of Seller relating to the Business in the Ordinary Course of Business of the Business;
          (n) modify any compensation paid to any of the Seller’s employees without the express written consent of Buyer, other than annual salary or wage increases which are in the Ordinary Course of Business of Seller;
          (o) all rights and obligations of ProxyMed Transactions Services, Inc. pursuant to that certain De-Identified Data Services Agreement with Enclarity, Inc., dated March 30, 2007, as amended, shall be deemed an “Excluded Asset” and the liabilities thereunder a “Retained Liability” pursuant to this Agreement and the Contribution Agreement;
          (p) extend or amend the lease on the offices located at 407 East Main Street, Middleton, New York (the “New York Lease”) on such terms as shall be satisfactory to the parties hereto; and
          (q) terminate any Tax sharing agreement between Seller and any of the Targeted Subsidiaries and any such Tax sharing agreement shall have no further effect for any taxable year (whether the current year, a future year, or a past year).
     5.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make, or agree to make, any modification to, or terminate or agree to terminate, any material Contract or Governmental Authorization, including the agreement attached hereto as Schedule 5.3(b); (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets or the Business.
     5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives in obtaining all Material Consents. Unless Seller receives a Superior Proposal and pays the CAI Termination Fee, Seller’s Board of Directors shall recommend that Seller’s shareholders approve the Agreement and the Contemplated Transactions.
     5.5 Notification. Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to any Schedule delivered by Seller hereunder, Seller shall promptly deliver to Buyer a supplement to such Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article XI. During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.
     5.6 No Solicitation.
          (a) Effective as of the date of this Agreement and continuing until the date of termination of this Agreement pursuant to the provisions of Section 9.1, Seller will not, nor will Seller permit any of its Representatives (including any Representatives of any Seller Subsidiary) to, (directly or indirectly): (i) solicit, initiate, encourage or take any action intended to encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, an Acquisition Proposal; provided, however, that prior to the receipt of Shareholder Approval, nothing contained in this Agreement shall prevent Seller from furnishing information to, or engaging in negotiations or discussions with, any Person in connection with an unsolicited bona fide Acquisition Proposal by such Person, if and to the extent that (1) Seller’s Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, and Seller’s Board of Directors determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that to do otherwise would be in violation of its fiduciary duty to the shareholders of Seller, (2) prior to furnishing such information to, or engaging in negotiations or discussions with, such Person, Seller’s Board of Directors receives from such Person an executed confidentiality agreement with terms no more favorable to such party than those applicable to CAI set forth in the Confidentiality and Non-Disclosure Agreement dated June 27, 2007, to which CAI and Seller are bound, and (3) Seller gives Buyer three (3) Business Days’ prior written notice of its intention to take such action. Seller shall notify Buyer of any such inquiry or proposal with respect to an Acquisition Proposal, and provide a copy of any written information relating to such inquiry or proposal and specify the material terms thereof and the identity of the party making such proposal, within twenty-four (24) hours of receipt or awareness of the same by Seller or its Representatives (including Representatives of any Seller Subsidiary).
          (b) Except as set forth in this Section 5.6, Seller’s Board of Directors shall not (i) withhold, withdraw, amend, change or modify, in each case in a manner adverse to CAI or Buyer, the approval or recommendation by Seller’s Board of Directors of this Agreement and the Contemplated Transactions to the shareholders of Seller, (ii) approve or recommend to Seller’s shareholders any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, prior to the receipt of Shareholder Approval, Seller’s Board of Directors determines in good faith (after consultation with its outside legal counsel and its financial advisors), in the exercise of its fiduciary duties, that (x) the Acquisition Proposal constitutes a Superior Proposal, and (y) to do otherwise would be in violation of its fiduciary duty to the shareholders of Seller, after giving three (3) Business Days’ prior written notice to Buyer, which notice will include any written Acquisition Proposals and specify the material terms thereof and the identity of the party making such proposal, Seller’s Board of Directors may (A) withhold, withdraw, amend, change or modify its approval or recommendation of this Agreement and the Contemplated Transactions to the shareholders of Seller or (B) enter into a definitive agreement with respect to a Superior Proposal, and shall, in the case of (B), terminate this Agreement in accordance with Section 9.1(k); provided, however, that Seller shall, and shall have caused its financial and legal advisors to, negotiate in good faith with CAI during such three (3) Business Days to make such adjustments to the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated hereby on such adjusted terms. Seller shall, and shall cause its Representatives (including the Representatives of Seller Subsidiaries) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof. Seller agrees that its obligation to hold a meeting of its shareholders or to otherwise submit this Agreement to its shareholders for Shareholder Approval shall not be affected by the withholding, withdrawal, amendment, change or modification of its approval or recommendation in accordance with clause (A) above.
     (c) Seller will promptly (but in any event not later than 24 hours after receipt thereof by Seller, any Representative of Seller or any Representative of any Seller Subsidiary) notify CAI in writing of the existence of any proposal, discussion or negotiation received by Seller or any of its Representatives (including any Representatives of the Seller Subsidiaries) regarding any Acquisition Proposal, and Seller will promptly communicate to Seller the identity of the party making such proposal or engaging in such discussion or negotiation and the material terms of any proposal, discussion or negotiation that it may receive regarding any Acquisition Proposal, including providing a copy of any written proposal. Seller will promptly provide to CAI any information concerning Seller or the Seller Subsidiaries provided to any other Person in connection with any Acquisition Proposal. Seller will keep

CAI fully informed on a prompt basis of any discussions or negotiations relating to any Acquisition Proposal and of any amendments or proposed amendments to any of the material terms of any Acquisition Proposal.
          (d) Each of Seller, Buyer and CAI acknowledge that this Section 5.6 was a significant inducement for each party to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price to be paid by Buyer pursuant to this Agreement; (ii) a failure to induce CAI and Buyer to enter into this Agreement; or (iii) a failure to induce Seller to enter into this Agreement.
     5.7 Commercially Reasonable Best Effort. Seller shall use its commercially reasonable best effort to (a) cause the conditions in Article VII and Section 8.3 to be satisfied, (b) obtain the Employment Agreements and (c) obtain the Laurus Consent.
     5.8 Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within twenty (20) days after the end of each month a balance sheet, statement of operation and cash flows at and for the Business for such month prepared in a manner and containing information consistent with Seller’s current practices and certified by Seller’s chief financial officer in compliance with Section 3.4 as such section relates to interim financial statements.
     5.9 Payment of Liabilities. Prior to Closing, Seller shall pay or otherwise satisfy its Liabilities and obligations in the Ordinary Course of Business. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.
     5.10 Proxy Statement; Shareholders Meeting.
          (a) As promptly as practicable after the execution of this Agreement, but in no event more than ten (10) Business Days after the date of this Agreement, Seller shall prepare and file with the SEC a proxy statement in accordance with the rules, regulations and requirements of the Exchange Act (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in preliminary form (provided that Buyer and its counsel will be given reasonable opportunity to review and comment on the Proxy Statement and any amendments thereto prior to each filing with the SEC) relating to the meeting of Seller’s shareholders (the “Seller Shareholders Meeting”) to be held to consider approval of the Contemplated Transactions. Both Seller and Buyer shall use its commercially reasonable best effort to respond as promptly as practicable to any comments of the SEC with respect thereto. Buyer shall furnish all information concerning Buyer as Seller may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the definitive Proxy Statement has been filed with the SEC, Seller shall mail the Proxy Statement to its shareholders.
          (b) Subject to Section 5.6, the Proxy Statement shall include a copy of the Fairness Opinion, the Seller Board Approval and a recommendation of Seller’s Board of Directors that the shareholders approve the Agreement and the Contemplated Transactions.
          (c) No amendment or supplement to the Proxy Statement will be made by Seller without first allowing Buyer and its counsel a reasonable period of time to review and comment on such amendment or supplement. Both Seller and Buyer will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (d) The information supplied by Seller for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Seller, (ii) the time of the Seller Shareholders Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Seller or any Subsidiary of Seller, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Seller, Seller shall promptly inform Buyer thereof. All documents that Seller is responsible for filing with the SEC in connection with the Contemplated Transactions by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
          (e) The information about Buyer supplied by Buyer specifically for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Seller, (ii) the time of the Seller Shareholders Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Buyer or any Subsidiary of Buyer, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Buyer, Buyer shall promptly inform Seller.
          (f) Seller shall call and hold the Seller Shareholder Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the transactions contemplated hereby. Seller shall use its commercially reasonable best efforts to hold the Seller Shareholders Meeting as soon as practicable after the date on which the Proxy Statement is no longer subject to comment by the SEC and to obtain Shareholder Approval. Seller shall (i) use its commercially reasonable best effort to solicit from its shareholders proxies in favor of the approval of the transactions contemplated hereby and (ii) shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the Legal Requirements to obtain such approvals.
          (g) Seller will not take any action or enter into any agreement that will have the affect of adding additional proposals to be considered at the Seller Shareholders Meeting other than the consideration and approval of this Agreement and the Contemplated Transactions.
     5.11 Section 338(h)(10) Election.
          (a) With respect to Seller’s sale of the Equity Interests that are not limited liability company membership units to the Buyer, Seller and the Buyer shall, where permissible, jointly make timely, effective and irrevocable elections under Section 338(h)(10) of the Code, and, if permissible, similar elections under any applicable state or local income Tax Laws (the “Elections”), and file the Elections in accordance with applicable regulations. The Buyer, Seller, and the Targeted Subsidiaries shall report the transaction consistent with such Elections and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state or local Tax provision. Seller will pay any and all Taxes attributable to the making of the Elections and will indemnify Buyer and the Targeted Subsidiaries against any adverse consequences or Damages arising out of any failure to pay such Taxes.

          (b) The Buyer, Seller and each applicable Targeted Subsidiary shall execute at the Closing any and all forms necessary to effectuate the Elections (including, without limitation, IRS Form 8023 and any similar forms under applicable state and local income tax laws (the “Section 338 Forms”)). In the event, however, any Section 338 Forms are not executed at the Closing, the Buyer, Seller and the Targeted Subsidiaries shall prepare and complete each such Section 338 Form no later than fifteen (15) days prior to the date such Section 338 Form is required to be filed. The Buyer, Seller and the Targeted Subsidiaries shall each cause the Section 338 Forms to be duly executed by an authorized person for the Buyer, Seller and the Targeted Subsidiaries in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement.
          (c) The allocation of the aggregate deemed sales price of the assets of the Company resulting from the elections under Section 338(h)(10) of the Code shall be in the form set forth on Schedule 5.11(c) hereto (as initially completed based on the Closing Date Balance Sheet, and as further amended from time to time in accordance with the following sentence of this Section 5.11(c), the “Section 338 Allocation”). Any post-Closing adjustments to the Purchase Price shall be applied to adjust the allocation to good will set forth in the Section 338 Allocation. In the event the Section 338 Allocation is audited or disputed by any Governmental Body, the party receiving notice thereof shall promptly notify the other party hereto. If such an audit or dispute arises in connection with a Tax claim or in connection with an audit or Proceeding relating to Seller’s Tax Return, Seller shall, at its own expense, control all Proceedings taken in connection with such audit or dispute (including selection of counsel and accountants) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, Proceedings, hearings, audits and conferences with any Governmental Body in connection therewith, subject to the last sentence of this Section 5.11(c). The Buyer shall, at its own expense, control all other audits or disputes in connection with any Section 338 Allocation (including selection of counsel and accountants) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, Proceedings, hearings, audits and conferences with any Governmental Body in connection therewith, subject to the last sentence of this Section 5.11(c). Notwithstanding the foregoing, (i) the party controlling the audit or dispute shall (A) consult with the other party prior to taking any action in connection with such audit or dispute that could reasonably be expected to have an adverse effect on such other party and (B) not take any action in connection with such audit or dispute that would legally bind the other party without the prior written Consent of such other party and (ii) each of the Buyer and Seller shall (A) be bound by the final Section 338 Allocation for purposes of determining any Taxes, (B) prepare and file, and cause its Related Persons to prepare and file, its Tax Returns on a basis consistent with the final Section 338 Allocation, and (C) take no position, and cause its Related Persons to take no position, inconsistent with the final Section 338 Allocation on any Tax Return, in any refund claim, in any audit, dispute or Proceeding before any Governmental Body or otherwise with respect to such Tax Returns.
     5.12 Assignment and Contribution. Seller shall assume, and shall cause the Targeted Subsidiaries to assign to Seller, the Excluded Assets and all Retained Liabilities in accordance with the terms of the Contribution Agreement. Seller shall, and shall cause its Subsidiaries to, contribute all Assets related to the Business, to the Targeted Subsidiaries in accordance with the Contribution Agreement. For purposes of this Agreement and the Contribution Agreement, “Retained Liabilities” shall mean (a) all Liabilities of the Seller and each Seller Subsidiary other than the Targeted Subsidiaries and (b) all Liabilities of Targeted Subsidiaries identified on Exhibit 5.12 and all other Liabilities of Targeted Subsidiaries arising from or relating to periods prior to the Effective Time to the extent such Liabilities of the Targeted Subsidiaries are not specifically reflected and fully accounted for in the calculation of Final Net Working Capital.
     5.13 Capitalization Certificate. Within five Business Days prior to Closing, Seller will deliver to Buyer a certificate (the “Capitalization Certificate”) executed by the Chief Executive Officer or Chief

Financial Officer of Seller setting forth, and certifying to the accuracy of, the authorized equity securities of each Targeted Subsidiary, including the number of each class or series (or other type) of equity securities authorized and the number outstanding, the name of the owner of such equity securities prior to the Closing (which shall be either Seller or another Targeted Subsidiary), the par value of each such share or unit in each class or series.
ARTICLE VI
COVENANTS OF BUYER PRIOR TO CLOSING
     6.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c); provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.
     6.2 Commercially Reasonable Best Effort. Buyer shall, and CAI shall cause Buyer to, use its commercially reasonable best effort to cause the conditions in Article VIII and Section 7.3 (Consents) to be satisfied.
     6.3 Purchase Price Financing. CAI shall use its commercially reasonable efforts to cause Buyer to obtain financing, on terms set forth in the Merrill Lynch Letter or other terms no less favorable to CAI or Buyer, in immediately available funds in an amount sufficient to pay the Purchase Price at the Closing.
ARTICLE VII
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Equity Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1 Accuracy of Representations. All of Seller’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to any Schedule delivered by Seller hereunder. For purposes of determining the accuracy of such representations and warranties under this Section 7.1, all Material Adverse Change qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.
     7.2 Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.
     7.3 Consents. Each of the Consents identified in Schedule 3.2(c) (the “Material Consents”) shall have been obtained and shall be in full force and effect.

     7.4 Additional Documents. Seller shall have caused the documents and instruments required by Section 2.4(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:
          (a) The certificate of incorporation, articles of incorporation, certificate of organization, articles of organization, or other formation documents, and all amendments thereto of Seller and each Targeted Subsidiary, duly certified as of a recent date by the Secretary of State of the jurisdiction of entity’s incorporation;
          (b) If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name of each Targeted Subsidiary or any current or previously used “doing business as” used in the Business, or any derivative thereof, other than “Medavant Healthcare Solutions” and other names or “doing business as” that are not used in, or have not been used in, the Business;
          (c) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;
          (d) Certificates dated as of a date not earlier than the fifth Business Day prior to the Closing as to the good standing of each Targeted Subsidiary and Seller and payment of all applicable state and local Taxes by each Targeted Subsidiary and Seller, executed by the appropriate officials of the applicable state of incorporation, organization or formation and each jurisdiction in which each Targeted Subsidiary or Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a);
          (e) Such other documents as Buyer may reasonably request for the purpose of:
          (i) evidencing the accuracy of any of Seller’s representations and warranties;
          (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller;
          (iii) evidencing the satisfaction of any condition referred to in this Article VII;
          (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions; and
          (f) The Laurus Consent shall be in full force and effect and the balance of the Purchase Price payable at Closing, after payment of all payments set forth in Section 2.4(b)(i), other than payments to Laurus Master Fund, Ltd. and Seller, shall be sufficient to pay to Laurus Master Fund, Ltd. the full amount required by Section 2.4(b)(i)(L).
     7.5 No Proceedings; No Injunctions. Since the date of this Agreement, there shall not (i) have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions, or (ii) be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
     7.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.
     7.7 Governmental Authorizations. Buyer shall have received such Governmental Authorizations, if any, as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.
     7.8 Employees.
          All Active Employees shall be available for hiring by Buyer, in its sole discretion, effective on and as of the Closing Date.
     7.9 Ancillary Agreements. The relevant Persons shall have entered into ancillary agreements necessary to effect the Contemplated Transactions in form and substance reasonably satisfactory to the parties hereto.
     7.10 Financing. CAI shall have obtained financing in immediately available funds in an amount sufficient to pay the Purchase Price at the Closing, on terms no less favorable to CAI or Buyer as set forth in the Merrill Lynch Letter.
ARTICLE VIII
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
     Seller’s obligation to sell the Equity Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):
     8.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.
     8.2 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.
     8.3 Consents. Each of the Consents identified in Schedule 8.3 shall have been obtained and shall be in full force and effect.
     8.4 Additional Documents. Buyer shall have caused the documents and instruments required by Section 2.4(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

          (a) such documents as Seller may reasonably request for the purpose of:
          (i) evidencing the accuracy of any representation or warranty of Buyer,
          (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or
          (iii) evidencing the satisfaction of any condition referred to in this Article VIII.
     8.5 No Injunctions. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
     8.6 Shareholder Approval. The shareholders of Seller shall have approved the consummation of the Contemplated Transactions and this agreement by the requisite vote set forth in Seller’s articles of incorporation and in accordance with Florida law (the “Shareholder Approval”).
ARTICLE IX
TERMINATION
     9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2 (Effect of Termination), this Agreement may be terminated as follows:
          (a) by Buyer, if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer;
          (b) by Seller, if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;
          (c) by Buyer, if any condition in Article VII has not been satisfied as of the date specified for Closing in the first sentence of Section 2.3 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;
          (d) by Seller, if any condition in Article VIII has not been satisfied as of the date specified for Closing in the first sentence of Section 2.3 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;
          (e) by mutual consent of Buyer and Seller;
          (f) by Buyer, if the Closing has not occurred on or before April 15, 2008, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement;
          (g) by Seller, if the Closing has not occurred on or before April 15, 2008, or such later date as the parties may agree upon, unless the Seller is in material Breach of this Agreement; or
          (h) by Buyer, if a Material Adverse Change shall have occurred.

          (i) by Buyer, if the Shareholder Approval shall not have been obtained by Seller (for any reason) on or before the earlier of (A) the date of the Seller Shareholders Meeting (or any adjournment or postponement thereof) or (B) March 31, 2008;
          (j) by Buyer if (i) Seller’s Board of Directors shall have withheld, withdrawn, amended, changed or modified, in a manner adverse to CAI or Buyer, its approval or recommendation of this Agreement or the Contemplated Transactions, (ii) Seller’s Board of Directors shall have recommended or approved any Acquisition Proposal or (iii) Seller or any Seller Subsidiary shall have entered into a letter of intent, indication of interest or definitive agreement with respect to a Acquisition Proposal, including a Superior Proposal;
          (k) by Seller in order to enter into a definitive agreement with respect to a Superior Proposal, if, prior to the receipt of Shareholder Approval, Seller’s Board of Directors determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that failure to terminate this Agreement in order to enter into the definitive agreement with respect to the Superior Proposal is in violation of its fiduciary duty to the shareholders of Seller, upon three (3) Business Days’ prior written notice to CAI; provided, that prior to any such termination, Seller shall have paid the CAI Termination Fee payable to CAI pursuant to Section 12.1(b); provided, further, that Seller shall have complied with the provisions of Section 5.6, including causing its financial and legal advisors to negotiate in good faith with CAI during such three (3) Business Days to make such adjustments to the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated hereby on such adjusted terms;
          (l) by Buyer if neither CAI nor Buyer is able to obtain financing, on the terms set forth in the commitment letter dated November 8, 2007 from Merrill Lynch Capital, a division of Merrill Lynch Business Services, Inc., to the Company attached as Exhibit 9.1(l) hereto (the “Merrill Lynch Letter”) or other terms no less favorable to CAI or Buyer, in immediately available funds in an amount sufficient to pay the Purchase Price at the Closing; provided, that prior to any such termination, CAI shall have paid the Seller Termination Fee, if any, payable to Seller pursuant to Section 12.1(b);
          (m) by Buyer, if (i) Buyer reasonably determines that the condition set forth in Section 7.4(f) cannot reasonably be expected to be satisfied by April 15, 2008, (ii) provides notice of such determination to Seller and Laurus Master Fund, Ltd. and (iii) Laurus Master Fund, Ltd. does not agree to amend the Laurus Consent to satisfy such condition within the earlier of ten days after such notice is sent or April 15, 2008; and
          (n) by Buyer if the Laurus Consent is not executed by and Laurus Master Fund, Ltd. and Seller, and delivered to Buyer and CAI, prior to January 15, 2008.
     9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article XII will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE X
ADDITIONAL COVENANTS
     10.1 Employees and Employee Benefits. (a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller or any Seller Subsidiary who provides services for the Business, all of which employees are listed on Schedule 10.1(a);
          (b) Employment of Active Employees by Buyer.
               (i) Buyer is not obligated to hire any Active Employee but, on or prior to the Closing, may interview all Active Employees and may offer employment to any or all Active Employees, to be effective as of the later of the (i) Closing Date or (ii) December 31, 2007 (the “Employee Termination Date”. Prior to the Closing, Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the day following the Employee Termination Date (the “Hired Active Employees”). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions and grievances) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Effective as of the later of (i) the Closing Date and (ii) December 31, 2007, the Hired Active Employees shall resign from their employment with Seller or Seller will terminate the employment of the Hired Active Employees who have not resigned as of the Employee Termination Date. If the Closing Date is prior to December 31, 2007, the Hired Active Employees will provide services to CAI, Buyer or the Targeted Subsidiaries pursuant to the Employee Leasing Agreement.
               (ii) Neither Seller nor its Related Persons shall solicit the continued employment of any Active Employee or the employment of any Hired Active Employee after the Closing.
               (iii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees after the Closing.
          (c) Salaries and Benefits.
               (i) Seller shall be responsible for and will pay: (A) the payment of all wages and other remuneration due to Active Employees, including Hired Active Employees, with respect to their services as employees of Seller, including bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health pan continuation coverage in accordance with the requirements of

COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.
               (ii) Seller shall be liable for any claims made or incurred by Active Employees, including Hired Active Employees, and their beneficiaries at any time either before or after the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.
          (d) Seller’s Retirement and Savings Plans.
               (i) All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall take any actions necessary and appropriate to terminate immediately prior to the Closing Date the participation of any of the Targeted Subsidiaries in any Employee Plan, if any such Targeted Subsidiary was a participating sponsor of any such Employee Plan.
          (f) Collective Bargaining Matters. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.
          (g) General Employee Provisions.
               (i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.
               (ii) Buyer shall not adopt, assume or otherwise become responsible for, or have any responsibility, Liability or obligation, whether primarily or as a successor employer, and whether to Active Employees, employees or former employees of the Seller or any ERISA Affiliate of Seller, their beneficiaries, any Governmental Body, or to any other Person, with respect to any of the Employee Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension). The preceding sentence applies to any Liability with respect to such Employee Plans, regardless of when (before or after the Closing) or how such Liability may arise.
               (iii) Buyer shall not have any responsibility, liability or obligation, whether primarily or as a successor employer, with respect to any Seller Employment Liabilities. For purposes of the preceding sentence, the term “Seller Employment Liabilities” shall mean any claims, liabilities, costs, taxes, expenses or compensation which exist, which arise by reason of, or which are in any way connected with or based on (1) any person’s employment relationship with Seller and/or the termination of such relationship, (2) any fair employment practices act of any Governmental Body and/or any law, ordinance or regulation promulgated by any such Governmental Body as applied to employees of Seller in connection with their employment or other relationship with Seller, (3) interference with and/or breach of contract with employees of Seller in connection with their employment or other relationship with Seller, (4) retaliatory or wrongful discharge of any employee of Seller in connection with their employment or other relationship with Seller, (5) intentional or negligent infliction of emotional distress or mental anguish upon employees of Seller in connection with their employment or other relationship with Seller, (6) outrageous conduct with respect to employees of Seller in connection with their employment or other relationship with Seller, (7) interference with business relationships, contractual relationships or employment relationships involving employees of Seller in connection with their employment or other relationships with Seller and any third party, (8) breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortuous conduct of any kind with respect to employees of Seller in connection with their employment or other relationship with Seller, (9) violations of Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. §1981 with respect to employees of Seller in connection with their employment or other relationship with Seller, (10) violations of Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers’ Benefit Protection Act with respect to employees of Seller in connection with their employment or other relationship with Seller, (11) violations of the handicap or disability discrimination laws or acts of any Governmental Body, including, but not limited to, the Rehabilitation Act of 1973 and the Americans with Disabilities Act with respect to employees of Seller in connection with their employment or other relationship with Seller, (12) discriminatory or wrongful acts against employees of Seller in connection with their employment or other relationship with Seller, (13) violations of ERISA or the Family and Medical Leave Act or the Fair Labor Standards Act with respect to employees of Seller in connection with their employment or other relationship with Seller, (14) violations of the workers’ compensation laws of any Governmental Body by Seller or with respect to employees of Seller in connection with their employment or other relationship with Seller, (15) violations of any other law or regulations of any Governmental Body with respect to employees of Seller in connection with their employment or other relationship with Seller, (16) incorrect classification by Seller of individuals as either employees or independent contractors, or (17) a contractor’s service relationship with Seller and/or the termination of such relationship.
     10.2 Payment of All Taxes Resulting from Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes (including any applicable withholding Taxes) resulting from or payable in connection with the Contemplated Transactions and all Elections regardless of the Person on whom such Taxes are imposed by Legal Requirements.
     10.3 Network Affiliate Audit. For a period of one (1) year from the Closing Date, Seller shall, and shall cause (at Seller’s expense) its officers, directors, employees, consultants, contractors, advisors and other Representatives that have Knowledge of the Affiliate Network, as reasonably requested by Buyer, to assist Buyer in any periodic audits of the Affiliate Network.
     10.4 Restrictions on Seller Dissolution and Distributions. Without limiting any applicable Legal Requirements, Seller shall not dissolve or liquidate until the release of all of the Escrow Fund.
     10.5 Removing Excluded Assets. On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense, (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith, (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property, or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.
     10.6 Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Targeted Subsidiaries that are due on or before the Closing Date, and Seller shall pay all Taxes due with respect to such periods, including any Taxes attributable to the Elections as provided in Section 5.12. For all taxable periods ending on or before the Closing Date, Seller shall cause the Targeted Subsidiaries to join in Seller’s timely filed consolidated federal income Tax Return and Seller’s timely filed unitary or combined state income Tax Returns, as applicable, or, in jurisdictions requiring separate reporting from Seller, to file separate Returns with respect to the Targeted Subsidiaries provided that Seller shall reimburse Buyer for any and all expenses incurred in connection with Tax Returns and shall indemnify and hold harmless Buyer and each Targeted Subsidiaries for any Taxes due thereunder. Seller shall include the income of the Seller Subsidiaries on Seller’s consolidated federal income Tax Returns and applicable state or local income Tax Returns for all periods through the Closing Date and shall pay all federal, state and local income Taxes attributable to such income, including any Taxes attributable to the Elections as provided in Section 5.11. Notwithstanding the foregoing, Buyer agrees not to, and agrees to cause the Targeted Subsidiaries not to, (a) take any actions on or as of the Closing Date with respect to the Targeted Subsidiaries which are not in the Ordinary Course of Business of the Targeted Subsidiaries, or (b) make any Tax elections (except as described in this Agreement) which are effective on or before the Closing Date.
          (a) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Targeted Subsidiaries that are due after the Closing Date (other than Tax Returns described in Section 10.2(a), above), and Buyer shall cause the Targeted Subsidiaries to pay all Taxes with respect to such periods provided, however, that Seller shall pay any Taxes attributable to the Elections as provided in Section 5.11. Buyer shall permit Seller to have a reasonably appropriate period of time prior to filing in order to review and comment on each Tax Return of a Targeted Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Returns”). Any portion of any Tax that must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, including any Taxes attributable to the Elections as provided in Section 5.11, shall be referred to herein as “Pre-Closing Taxes.” Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period (provided, however, that the term “Pre-Closing Taxes” shall not include any increase in such Taxes that is caused by the transactions described in this Agreement). All Straddle Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the relevant Targeted Subsidiary. Seller shall be responsible for the amount of any Pre-Closing Taxes due with any Straddle Tax Returns including any Taxes attributable to the Elections as provided in Section 5.11.
          (b) After the Closing Date, neither Seller, Buyer nor any of the Targeted Subsidiaries shall amend, modify or otherwise change any Tax Returns of the Targeted Subsidiaries filed prior to the Closing Date without the prior written consent of the other Party, which consent will not be unreasonably withheld.

          (c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees; and if required by applicable law, Buyer shall, and shall cause the Targeted Subsidiaries to, join in the execution of any such Tax Returns and other documents, provided that such Tax Returns or other documents, as applicable, are satisfactory to Buyer.
          (d) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any affiliate of Buyer (including the Targeted Subsidiaries) of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments that may affect the Tax Liabilities of the Targeted Subsidiaries and for which Seller could be liable under this Agreement.
          (e) Any refunds or credits of federal, state, local or foreign income and franchise Taxes (including any interest thereon) received by or credited to the Targeted Subsidiaries with respect to or attributable to periods ending on or prior to the Closing Date or to such portions of Straddle Periods ending at the close of business on the Closing Date (collectively, “Seller’s Refunds”), shall be for the benefit of Seller, and Buyer shall cause the Targeted Subsidiaries to pay over to Seller any Seller’s Refunds promptly upon receipt thereof. In addition, if the Pre-Closing Taxes with respect to a Straddle Period of the Targeted Subsidiaries are less than the payments previously made by or credited to the Targeted Subsidiaries with respect to such Straddle Period, Buyer shall cause the Targeted Subsidiaries to pay to Seller the excess of such previous payments over such Pre-Closing Taxes promptly upon the Targeted Subsidiaries receiving the benefit of such excess payments through a reduction in any Tax payment that otherwise would be required to be made by the Targeted Subsidiaries after the Closing.
          (f) After the Closing Date, Buyer and Seller shall make available to the other, as reasonably requested, and to any taxing authority (which such authority is legally permitted to receive pursuant to its subpoena power or its equivalent) all information, records or documents relating to Tax Liabilities of the Targeted Subsidiaries for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof.
     10.7 Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.
     10.8 Noncompetition, Nonsolicitation and Nondisparagement.
          (a) Noncompetition. For a period of three (3) years after the Closing Date, Seller and each Seller Subsidiary (other than the Targeted Subsidiaries) shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of cost containment, including repricing of medical claims among healthcare providers and insurance and other payors (“Competing Business”); provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

          (b) Nonsolicitation. For a period of three (3) years after the Closing Date, Seller and each Seller Subsidiary (other than the Targeted Subsidiaries) shall not, directly or indirectly:
               (i) solicit the business of any Person who is a customer of Buyer related to the Business;
               (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;
               (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or
               (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.
     Without limitation of the foregoing, the parties acknowledge and agree that each Associate Confidentially, Non-Solicitation and Invention Agreement with each employee who is, or should be, listed on Schedule 3.23(a) on the date of this Agreement are part of the Assets and Buyer shall have all rights thereunder. Further, at the request of CAI or Buyer, Seller will use its commercially reasonable best efforts to enforce any such agreements.
          (c) Nondisparagement. After the Closing Date, no party will disparage another party hereto or any of the shareholders, directors, officers, employees or agents of a party hereto.
          (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.
     10.9 Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.
     10.10 Retention of and Access to Records. After the Closing Date, Buyer and Seller each shall retain for a period consistent with Buyer’s record-retention policies and practices all Records relating to the Business. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three (3) days prior written notice, to enable them to prepare financial statements or Tax returns or deal with Tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets or otherwise affect the Business, during normal business hours and on at least three (3) days prior written notice, for any reasonable business purpose specified by Buyer in such notice and shall assist Buyer in transferring such Records as directed by Buyer.
     10.11 Further Assurances. Subject to the proviso in Section 6.1 (Required Approvals), the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
ARTICLE XI
INDEMNIFICATION
     11.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Schedules, any supplements to any Schedule, the certificates, agreements and other documents delivered pursuant to Section 2.4 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Sections 11.4 and 11.5. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
     11.2 Indemnification and Reimbursement by Seller. Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including, without limitation, interest, penalties, costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:
          (a) any Breach of any representation or warranty made by Seller in (i) this Agreement (without giving effect to any supplement to any Schedule delivered by Seller), (ii) any Schedule delivered by Seller, (iii) any supplement to the Schedules delivered by Seller, (iv) the certificates, agreements and other documents delivered pursuant to Section 2.4 (for this purpose, each such certificate, agreement or other document will be deemed to have stated that Seller’s representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Schedules delivered by Seller, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement; provided, however, that to the extent there is a breach of Section 3.11 due to a failure to collect Accounts Receivable, the Buyer Indemnified Persons shall be deemed not to have suffered Damages to the extent that such uncollected Accounts Receivable were omitted from accounts receivable for purposes of the calculation of the definitive Final Net Working Capital pursuant to Section 2.6, it being the intent of the parties that Buyer not be compensated twice for such uncollected Accounts Receivable;
          (b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;
          (c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than Liabilities specifically included in the determination of Final Net Working Capital;
          (d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;
          (e) any Liabilities relating to services provided by Seller or any Seller Subsidiary, in whole or in part, prior to the Closing Date, other than as specifically included in Final Net Working Capital;
          (f) any noncompliance with any fraudulent transfer law in respect of the Contemplated Transactions;
          (g) any Liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss;” as defined by 29 U.S.C. § 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;
          (h) any Employee Plan established or maintained by Seller;
          (i) any Retained Liabilities;
          (j) any matter related to Tax;
          (k) any matter related to a Network Affiliate Audit; and
          (l) any matter related to improper access to networks and provider contracts; and
          (m) Seller’s obligation, if any, pursuant to Section 2.6.
     11.3 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:
          (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;
          (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; and
          (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions.

     11.4 Limitations on Amount.
          (a) Notwithstanding the foregoing, Seller shall not be required to indemnify the Buyer Indemnified Persons in respect of any Damages suffered by the Buyer Indemnified Persons unless the aggregate of all Damages suffered by the Buyer Indemnified Persons exceeds an amount equal to $175,000 (the “Basket”), in which case, all Damages shall be recoverable pursuant to this Article XI; provided, however, that all Damages suffered by the Buyer Indemnified Persons relating to Section 11.2(d), (e), (f), (g), (h), (i), (j), (k), (l) and (m) shall be recoverable notwithstanding the amount of the Basket.
          (b) The aggregate Liability of Seller for Damages for claims under this Article XI shall be limited to the Escrow Fund, other than for Damages related to (A) fraud by Seller or its Related Persons or (B) Damages suffered by the Buyer Indemnified Persons relating to Section 11.2(d), (e), (f), (g), (h), (i), (j), (k), (l) and (m).
          (c) When determining Damages of the Buyer, whether (i) the representations and warranties of Seller is true and correct in any respect, (ii) Seller has performed any of their covenants or agreements contained in this Agreement, or (iii) a Breach or other matter causing Damages set forth in Section 11.2 has occurred, such representations, warranties, covenants, agreements and obligations shall be deemed not to include any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Change,” “material adverse effect” or words of similar import).
     11.5 Time Limitations.
          (a) If the Closing occurs, Seller will have Liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date and Articles X and XII, as to which a claim may be made at any time, or (ii) a representation or warranty (other than those in Sections 3.9, 3.14, 3.16, 3.29, 3.31 and 3.32 as to which a claim may be made at any time), only if on or before the first anniversary of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer; provided, however, that nothing in this Section 11.5 is intended to limit Buyer and CAI’s right to make any claim against Seller for fraud or intentional misrepresentation.
     11.6 Third-Party Claims.
          (a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 and 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will establish conclusively for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (C) the Indemnified Person shall have no Liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).
          (d) Notwithstanding the provisions of Section 12.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.
          (e) With respect to any Third-Party Claim subject to indemnification under this Article XI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
          (f) With respect to any Third-Party Claim subject to indemnification under this Article XI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its commercially reasonable best effort, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     11.7 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.
     11.8 Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE XI SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
ARTICLE XII
GENERAL PROVISIONS
     12.1 Expenses. (a) Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives and all other fees and expenses incurred by the Seller or the Targeted Subsidiaries in connection with its or their efforts to sell the Business, the Seller or any parts thereof. Without limiting the generality of the foregoing, Seller shall pay all of the fees and expenses incurred by the Targeted Subsidiaries in connection with the Agreement and the Contemplated Transactions. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.
          (b) If this Agreement is terminated (i) by Buyer pursuant to Section 9.1(i), (j), (m) or (n), or (ii) by Seller pursuant to Section 9.1(k), then upon such termination, Seller will promptly pay to CAI a non-refundable fee in an aggregate amount equal to $940,000 plus an amount equal to all fees and expenses incurred by CAI or Buyer in connection with the transactions contemplated hereby (the “CAI Termination Fee”), it being agreed that that the CAI Termination Fee payable by Seller if this Agreement is terminated by Buyer pursuant to Section 9.1(m) or 9.1(n) shall not include any fees payable by CAI or Buyer to its investment banker or other financial advisor relating to the CAI Termination Fee. If (x) all of Buyer’s obligations to close set forth in Article VII hereof (other than the condition set forth in Section 7.10), including the receipt of Shareholder Approval, have been satisfied on or before January 31, 2008, (y) all of Seller’s obligations to close set forth in Article VIII hereof have been satisfied or waived (if legally permitted to be waived) on or before January 31, 2008, and Seller has certified in writing on or before such date that all of its conditions to closing set forth in Article VIII have been satisfied or waived (if legally permitted to be waived), and (z) this Agreement is terminated by Buyer pursuant to Section 9.1(l), CAI will promptly pay to Seller a non-refundable fee in an aggregate amount equal to $940,000 plus an amount equal to all fees and expenses incurred by Seller in connection with the transactions contemplated hereby (the “Seller Termination Fee”), it being understood that the Seller Termination Fee shall not include any fees and expenses incurred by Seller in connection with its efforts to sell the Business, Assets or Targeted Subsidiaries other than directly in connection with this Agreement and shall not include fees and expenses incurred in connection with any solicitation, negotiation, discussions or the like with any Person other than CAI or any fees payable to its investment bank or other financial advisors relating to the Seller Termination Fee.
     12.2 Public Announcements. Except as may be required by applicable law, regulations or the rules of the NASDAQ Global Market, any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, provided that CAI shall have been previously provided a reasonable amount of time to review such public announcement, press release or similar publicity. Except as may be required by applicable law, regulations or the rules of the NASDAQ Global Market, and which shall have been previously provided to CAI with a reasonable amount of time to review, or with the prior consent of Buyer or as permitted by this Agreement, neither Seller, nor any of its Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller, that any Confidential Information of Buyer has been disclosed to Seller, or its Representatives or that Seller, or its Representatives have inspected any portion of the Confidential Information of Buyer, or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement), . Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
     12.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):
Seller:
ProxyMed,Inc.
1854 Shackleford Court, Suite 200
Norcross, Georgia 30093
Attention: Ford Pearson
Fax no.:
E-mail address:
with a mandatory copy to:
Peter Fleming
1901 East Alton, Suite 100
Santa Ana, California 92075
Attention:
Fax no.:
E-mail address:
Buyer:
Coalition America, Inc.
Two Concourse Parkway, Suite 300
Atlanta, Georgia 30328
Attention: Chief Financial Officer
Fax no.: (404) 250-4933

E-mail address: anthonylevinson@coalitionamerica.com
with a mandatory copy to:
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Attention: David M. Calhoun
Fax no.: (404) 365-9532
E-mail address: dcalhoun@mmmlaw.com
     12.4 Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Georgia, County of Fulton, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
     12.5 Enforcement of Agreement. Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     12.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     12.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This

Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
     12.8 Schedules.
          (a) The information in the Schedules delivered by Seller constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
          (b) The statements in the Schedules, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.
     12.9 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9.
     12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     12.11 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.
     12.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     12.13 Governing Law. This Agreement will be governed by and construed under the laws of the State of Georgia without regard to conflicts-of-laws principles that would require the application of any other law.
     12.14 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

BUYER:		SELLER:

CCB ACQUISITION, LLC		PROXYMED, INC.

By:	/s/ Scott S. Smith	By:	/s/ Gerard M. Hayden

Name:	Scott S. Smith	Name:	Gerard M. Hayden
Title:	President	Title:	Chief Financial Officer

CAI:

COALITION AMERICA, INC.

By:	/s/ Scott S. Smith

Name:	Scott S. Smith

Title:	President

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT